Exhibit 10.44

Deed of Warranty and Indemnity

in relation to Vidus Limited

(1) The persons listed in schedule 1

(2) @Road, Inc.

(3) NVPG LLC

Dated 15 December 2004

Osborne Clarke
Hillgate House
26 Old Bailey
London
EC4M 7HW
Telephone +44 (0) 20 7809 1000
Facsimile +44 (0) 20 7809 1005

Barcelona
Brescia
Bristol
Brussels
Cologne
Copenhagen
Helsinki
London
Madrid
Milan
Paris
Rome
Rotterdam
St. Petersburg
Silicon Valley
Tallinn
Thames Valley

Contents

1. Definitions and interpretation	1
2. Warranties	10
3. Tax Covenant	10
4. Warrantors’ Representative	10
5. Purchaser’s remedies	16
6. Limitations on liability	18
7. Conduct of Non-Tax Claims	18
8. Indemnities	18
9. General	19
10. Security for claims	21
11. Announcements	22
12. Working Capital	22
13. Notices	22
14. Governing law and jurisdiction	23
Schedule 1	25
(The Warrantors)	25
Schedule 2 – Part 1	26
(the Company)	26
Schedule 2 – Part 2	29
(The Shareholders)	29
Schedule 3	32
Part 1	32
(Non-Tax Warranties by NVP)	32
Schedule 3	36
Part 2	36
(Non-Tax Warranties)	36
Schedule 4	58
(Limitations on liability)	58
Schedule 5	61
Tax Schedule	61
Part 1 - Definitions and interpretation	61
Part 2 - Tax Warranties and Undertakings	64
Part 3 - Covenants to and from the Purchaser	71
Part 4 - Limitations and general	74
Schedule 6	79
(Pension Indemnity)	79

Agreed Form Documents

Deed of Release	NPV Certificate (under clause 2.2)
Disclosure Letter
Warranty Certificate (under clause 2.1)

This Deed is made on 15 December 2004

Between:

(1)	The persons whose names and addresses are set out in schedule 1 (the “Warrantors”);

(2)	@Road, Inc. (a Delaware Corporation) whose principal office is at 47200 Bayside Parkway, Fremont CA 94538 U.S.A. (the “Purchaser”); and

(3)	NVPG LLC (a Delaware Limited Liability Company) whose principal office is at 98 Floral Avenue, Murray Hill, NJ 07974, United States of America (the “Warrantors’ Representative”).

Background:

(A)	The Warrantors have agreed to sell and the Purchaser has agreed to purchase those of the Shares held by the Warrantors on the terms and conditions set out in the Sale Agreement and the Offer Document.

(B)	In reliance upon the Warranties and Indemnities set out in this Deed, the Purchaser proposes to make the Offer and enter into the Sale Agreement on the terms and subject to the conditions to be set out in the Offer Document and as set out in the Sale Agreement respectively.

This Deed witnesses as follows:

1.	Definitions and interpretation

1.2	In this Deed, unless the context otherwise requires, the following words shall have the following meanings:

“Accounts” means the audited balance sheet as at the Accounts Date and the audited profit and loss account for the financial period ended on the Accounts Date of the Company including all documents required by any law applicable to companies incorporated in England and Wales to be annexed to them.

“Accounts Date” means 31 December 2003.

“Act” means the Companies Act 1985.

“Applicable Law” means, with respect to any person, property, transaction, event or other matter, any law, rule, statute, regulation, instrument, order, judgment, decree, treaty or other requirement having the force of law in any jurisdiction (collectively, the “Law”) relating or applicable to such person, property, transaction, event or other matter.

“the BT Agreements” means those agreements dated 31 March 2003 as between British Telecommunications Plc and A.P. Solve Limited being (i) an assignment of non-patent IPR, (ii) a licence agreement, (iii) a domain name assignment, (iv) an assignment of patents and patent applications (v) a distribution agreement and (vi) an asset purchase agreement each of which is annexed to the Disclosure Letter.

“Business Day” means a day (other than a Saturday or a Sunday) on which clearing banks are open for business in the City of London.

“Certificate of Designation” shall have the meaning ascribed to it in the Sale Agreement.

“Claim” means a Warranty Claim or a claim by the Purchaser against the Warrantors under the Tax Covenant (as the case may be).

“Common Shares” means the common shares of 1p each in the capital of the Company.

“Company” means Vidus Limited, details of which are set out in schedule 2.

“Company Share Option Scheme” means the A.P.Solve Limited 2003 Non Inland Revenue Approved Share Option Scheme dated 19 June 2003, a copy of which is appended to the Disclosure Letter.

“Company Support Agreement” has the meaning ascribed to it in the Sale Agreement.

“Completion” means the completion of the transfer of the Shares held by the Warrantors and the other holders of shares to the Purchaser pursuant to the Sale Agreement and the Offer.

“Consideration” means the aggregate consideration received for the Shares under the Offer and the Sale Agreement and by way of Exchange Options valued in accordance with clause 5.5.

“Cross Receipts” means those cross receipts as between NVP and A.P.Solve Limited acknowledging the receipt of funds in return for the Preferred Shares.

“Dangerous Substance” means any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to human health, comfort or safety or harm to any other living organism or causing damage to the Environment.

“Debenture” means the debenture dated 16 April 2003 in favour of NVP over the assets of the Company.

“Deed of Release” means the deed of release in the agreed form to be dated on or before Completion under which NVP agrees to waive its security over the assets of the Company.

“Deposited Securities” shall have the meaning ascribed to it in the Escrow Agreement.

“Disclosed” means fully and fairly disclosed to the Purchaser expressly for the purposes of this Deed in the Disclosure Letter and “fully and fairly” means disclosed with sufficient particularity to enable the Purchaser to assess the full impact on the Company of the matter disclosed and the term “Disclosure” shall be construed accordingly.

“Disclosure Letter” means the letter of the same date as this Deed in the agreed form from the Warrantors to the Purchaser and delivered to the Purchaser’s Solicitors immediately prior to the execution of this Deed, together with any attachments, disclosing matters that are exceptions to the Warranties.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement to create any of the above other than a lien arising by operation of law in the ordinary course of trading.

“Environment” means the environment as defined in section 1(2) of the Environmental Protection Act 1990.

“Environmental Consent” means any consent, approval, authorisation, permit, exemption, filing requirement, licence or registration from time to time necessary or desirable under Environmental Law at the date of Completion.

“Environmental Law” means Applicable Law, in each case of any jurisdiction, in force or enacted relating or pertaining to the Environment, any Dangerous Substance, human health, comfort, safety or the welfare of any other living organism.

“Escrow Agent” or “Escrow Agents” means such person(s) as is/are agreed between the Purchaser and the Warrantors’ Representative to act as escrow agent(s) (under the terms of the Escrow Agreement) prior to Completion.

“Escrow Agreement” means the escrow agreement substantially in the form exhibited to the Sale Agreement among the Warrantors’ Representative, the Purchaser and the Escrow Agent to be entered into at Completion.

“Escrow Fund” means the escrow fund held by the Escrow Agent holding cash or securities from time to time, subject to any lawful deductions made pursuant to this Deed or the Escrow Agreement, 15% of the “consideration” (which for the purpose of this definition shall mean the sum of:

(i)	5.6 million shares of Purchaser Common Stock valued at the Purchaser Common Stock Per Share Value; plus

(ii)	US$11.1 million; plus

(iii)	US$3.9 million; minus

(iv)	Operation Expense Advance(s); minus

(v)	the Preliminary Purchase Price Adjustment

as contributed by the Warrantors to the escrow fund in accordance with clause 10.1, with Purchaser Common Stock valued at the Purchaser Common Stock Per Share Value and the Non-Qualified Redeemable Preferred Stock valued at Face Value plus the amount of 2 years accrued but unpaid dividends attaching to the Non-Qualified Redeemable Preferred Stock deposited in the Escrow Fund and Exchange Options valued in accordance with clause 5.5. The Escrow Fund shall be held by the Escrow Agent in accordance with the Escrow Agreement (subject to adjustment as provided therein).

“Escrow Period” has the meaning ascribed to it in the Escrow Agreement.

“Exchange Options” means such options over the Purchaser Common Stock as are granted to, inter alia, certain Warrantors, other than NVP, pursuant to the Exchange Proposal.

“Exchange Proposal” means the proposal whereby the Purchaser will, subject to the Offer becoming wholly unconditional, grant options over the shares of Purchaser Common Stock in consideration of the surrender by holders of vested options under the Company Share Option Scheme.

“Face Value” means the face value of each of the Non-Qualified Redeemable Preferred Stock being $100.00 per share as at Completion (subject to adjustment as provided in the Certificate of Designation).

“Final Purchase Price Adjustment” shall have the meaning ascribed to it in section 1.7(l) of the Sale Agreement.

“Governmental Authority” means any governmental authority in the United Kingdom, United States of America or any other country and includes any district, county, federal, state, provincial, municipal or similar authorities.

“Guarantee” means any guarantee including any authorised guarantee agreement, suretyship, indemnity, bonding liability or similar contingent liability given or undertaken by a person to secure or support the obligations of any third party.

“Indemnities” means the indemnities set out in clause 8.1.

“Intellectual Property” means patents, trade marks or names whether or not registered or capable of registration, registered designs, design rights, domain names, copyrights, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know-how, trade or business secrets, confidential information or any process or other similar right or asset capable of protection enjoyed, owned, used or licensed by the Company and all other intellectual and industrial property rights throughout the world directly or indirectly arising from the existence or activities of the Company or relating to in any manner to the Company or its business, all licenses of the intellectual property referred to above, all future income and proceeds from any such intellectual property and all rights to damages and profits by reason of the infringement of any such intellectual property.

“IT Systems” means the information and communication technologies used by the Company including without limitation, hardware, proprietary and third party software, networks, peripherals and associated documents.

“Loan Agreement” means the loan agreement dated 16 April 2003 between NVP and A.P. Solve Limited as amended and restated on 8 October 2004.

“Losses” has the meaning ascribed to it in clause 8.1.

“Management Accounts” means the unaudited management accounts for the Company for the period from the Accounts Date to 30 November 2004 (the “Management Accounts Date”).

“Nasdaq” means the Nasdaq National Market.

“NVP” means NV Partners III – BT LP (formerly NV Partners IV L.P.) registered as a limited partnership under the laws of the Cayman Islands acting though its general partner NVPG LLC.

“the NVP Warranties” means those warranties set out in Part 1 of Schedule 3 to this Deed.

“Non-Qualified Redeemable Preferred Stock” means the series A1 non-qualified redeemable preferred stock, the series A2 non-qualified redeemable preferred stock, the series B1 non-qualified redeemable preferred stock and the series B2 non-qualified redeemable preferred stock each with a par value of $0.001 per share and issued by the Purchaser to, inter alia, the Warrantors proposed to be issued pursuant to the Offer and the Sale Agreement.

“Non-Tax Claim” means any Claim which is not a Tax Claim (as defined in the Tax Schedule).

“Non-Tax Warranties” means the warranties and representations set out in schedule 3, but for the avoidance of doubt the NVP Warranties shall only be given by NVP pursuant to clause 2.2.

“notice” means includes any notice, demand, consent or other communication.

“Offer” an offer by the Purchaser to acquire the Shares upon the terms and conditions to be set out in the Offer Document.

“Offer Document” means the document containing the Offer to be despatched by the Purchaser pursuant to the Sale Agreement.

“Offer Shares” has the same meaning as “@Road Shares” in the Offer Document.

“Open Source Materials” means any publicly available software or material that contains or is derived from, or is distributed or licensed:

(a)	as free, libre or open source software;

(b)	under a licensing or distribution arrangement that requires, as a condition of use, modification and/or distribution of such software or material, that other software incorporated into, derived from or distributed with such software or material be:

(i)	disclosed or distributed in source code form;

(ii)	licensed for the purpose of making derivative works; or

(iii)	redistributable at no charge; or

(c)	under a licensing or distribution arrangement similar to (a) or (b) including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License, the Artistic License, the Netscape Public License, the Apache License and the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL).

“Operating Expense Advance(s)” shall have the meaning ascribed to it in the Sale Agreement.

“Pension Indemnity” means the indemnity set out in Schedule 6.

“Pension Scheme” means the personal pension scheme designated by the Company known as the Invesco Stakeholder Pension Scheme operated by Invesco Pensions Limited with scheme number 0019.

“Policies” means all insurance policies maintained by the Company at the date of this Deed and “Policy” means any of them.

“Purchaser Indemnified Parties” has the meaning ascribed to it in clause 8.1.

“Preferred Shares” means the preferred shares in the Company with par value of £0.00003 each in the capital of the Company.

“Preliminary Purchase Price Adjustment” shall have the meaning ascribed to it in Section 1.6 of the Sale Agreement.

“Purchaser Common Stock” means common stock in the Purchaser, par value $0.0001 per share.

“Purchaser Common Stock Per Share Value” means the average closing price per share of Purchaser Common Stock (rounded to the nearest whole cent) on Nasdaq (as published in the West Coast Edition of The Wall Street Journal, published in the United States of America or if not reported therein, any other authoritative source selected by the Purchaser) for the ten (10) trading days ending on the trading day immediately prior to (and excluding the date of) Completion.

“Purchaser Group Company” means the Purchaser and any holding company or parent company or any subsidiary or subsidiary undertaking of the Purchaser or such companies from time to time.

“Purchaser’s Solicitors” means Osborne Clarke of One London Wall, London EC2Y 5EB.

“Real Property” has the meaning ascribed to it in paragraph 28 of Schedule 3, Part 2.

“Reimbursement Fund” means the reimbursement fund contributed to by the Warrantors and utilised by the Warrantors’ Representative to meet its out of pocket expenses.

“Sale Agreement” means an acquisition agreement among the Company, the Purchaser and NVP dated on the date of this Deed.

“Securities Act” has the meaning ascribed to it in paragraph 4 of Part 1 of Schedule 3 to this Deed.

“Shares” means the Preferred Shares and the Common Shares being together all of the issued shares of the Company, all of which are currently held by the Warrantors as at the date of this Deed as set out in Part 2 of Schedule 2.

“Tax Covenant” means the covenant given by the Warrantors under Part 3 of the Tax Schedule.

“Tax Schedule” means the provisions of schedule 5 of this Deed.

“Tax Warranties” means the warranties and representations set out in Part 2 of the Tax Schedule and each of them.

“UK GAAP” means United Kingdom general accounting principles and practices as amended from time to time.

“Transaction Documents” means the Sale Agreement, the Offer Document, the Company Support Agreement, the Escrow Agreement and Deed of Release.

“Warrantor Associate” shall have the meaning given to it in the Tax Schedule.

“Warrantors’ Solicitors” means Faegre Benson Hobson Audley LLP of 7 Pilgrim Street, London EC4V 6LB.

“Warranties” means the Non-Tax Warranties and the Tax Warranties, and “Warranty” means any one of them.

“Warrantor Expenses” shall have the meaning ascribed to it at Section 1.2(f) in the Sale Agreement.

“Warrantors’ Representative” means NVP (or such other person as the majority of the Warrantors may notify the Purchaser in writing from time to time) acting in accordance with clause 4 to this Deed.

“Warranty Claim” means a claim by the Purchaser against the Warrantors for breach of any of the Warranties.

“Working Time Regulations” means the Working Time Regulations 1998 (SI No 1833).

1.3	In this Deed, unless the context otherwise requires:

(a)	words defined in paragraph 1 of the Tax Schedule shall bear the same meaning in this Deed.

(b)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(c)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it;

(ii)	any repealed statute or statutory provision which it re-enacts (subject to any modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it except to the extent that it would create or increase the liability of any party under this Deed;

(d)	a reference to:

(i)	any “Party” means any party to this Deed as set out at the head of page 1 or Schedule 1 (and “parties” means all of the parties to this Deed) and includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors administrators or successors in title (whether or not having a separate legal personality);

(iii)	clauses and schedules are to clauses and schedules of this Deed and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Deed is to that provision as amended in accordance with the terms of this Deed;

(v)	any document being “in the agreed form” means in a form which has been agreed by the parties on or before the date of this Deed and for identification purposes signed by them or on their behalf by their solicitors;

(vi)	an obligation due from all or any of the Warrantors to the Purchaser including a reference to “indemnify”, “indemnified” or words to that effect in relation to a particular circumstance:

(A)	shall be an obligation by the Warrantors as applicable to pay to the Purchaser on a pound for pound basis a sum equal to all losses, claims, liabilities, damages and demands suffered and all costs and expenses actually incurred by the Purchaser and/or the Company arising out of that circumstance;

(B)	shall include such additional amount as is necessary so as to ensure that the net receipt to the Purchaser shall be free of the effects of any deduction in relation to Taxation; and

(C)	is without prejudice to any other rights and remedies the Purchaser has under this Deed provided always that the Purchaser shall not be entitled to claim twice in respect of the same loss;

(vii)	“writing” shall, for the avoidance of doubt, include e-mail or any other form of electronic communication, except where explicitly stated otherwise.

(e)	except as set out in sub-clause 1.1 and 1.2, terms defined in the Act have the meanings attributed to them by that Act;

(f)	“sterling” and the sign “£” means pounds sterling in the currency of the United Kingdom and “dollars” and the sign “$” means the lawful currency of the United States of America;

(g)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Deed;

(h)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word “other” or “including” or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words;

(i)	where any liability or obligation is undertaken by two or more Warrantors, the liability or obligation of each of them shall be several unless expressly stated to the contrary; and

(j)	where any statement is qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge and belief” or any similar or like expression it shall be deemed to include an additional statement that it has been made after due and careful enquiry.

2.	Warranties

2.1	Each of the Warrantors severally undertakes, represents and warrants to the Purchaser that, except as Disclosed, each of the Warranties, other than the NVP Warranties, is true and accurate and not misleading at the date of this Deed and acknowledge that, whilst the Warranties are not repeated at Completion, it will be a condition precedent to Completion that (i) the Warranties would, had they been given immediately prior to Completion, have continued to be true and accurate and not misleading in all material respects at such time by reference to the circumstances applying at such time and (ii) the Warrantors deliver a certificate to the Purchaser in the agreed form to the effect that such is the case. In the event that such certificate is untrue or misleading, whether by omission or otherwise, it is acknowledged and agreed that the Purchaser shall be entitled to rescind the Sale Agreement and any contract arising pursuant to the Offer between the Purchaser and the Warrantors at any time prior to Completion or to damages. The Warrantors hereby warrant, represent and undertake to the Purchaser that such certificate shall be true, accurate and not misleading.

2.2	NVP undertakes, represents and warrants to the Purchaser that, except as Disclosed, each of the NVP Warranties is true and accurate and not misleading at the date of this Deed and will be true and accurate and not misleading immediately prior to Completion, on the basis that the NVP Warranties are repeated at Completion by reference to the circumstances applying at the time immediately prior to Completion and it shall be a condition precedent to Completion that NVP shall deliver a certificate to the Purchaser in the agreed form to the effect that no breach of the NVP Warranties is subsisting by reference to circumstances applying immediately prior to Completion.

2.3	The Warrantors acknowledge that they are inducing the Purchaser to enter into the Sale Agreement and make the Offer in reliance on the Warranties.

2.4	Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Deed (save to the extent expressly provided to the contrary in schedule 4 or paragraph 6 of the Tax Schedule).

3.	Tax Covenant

The Warrantors covenant to the Purchaser in the terms of the Tax Covenant as set out in the Tax Schedule.

4.	Warrantors’ Representative

4.1	Appointment

The Warrantors hereby appoint NVP as the Warrantors’ Representative and attorney-in-fact for each Warrantor receiving Consideration in the transactions contemplated by the Sale Agreement and pursuant to the Offer. The Warrantors’ Representative shall have full power and authority to represent all of the Warrantors and their successors with respect to all matters arising under this Deed, (including, without limitation, to deliver on behalf of the Warrantors a certificate pursuant to clause 2.1), the Sale Agreement (including, without limitation in relation to negotiating and settling any disputes arising pursuant to Section 1.2 thereof) and the Escrow Agreement and all actions taken by the Warrantors’ Representative hereunder and thereunder shall be binding upon all such Warrantors and their successors as if expressly confirmed and ratified in writing by each of them and no Warrantor shall have the right to object, dissent, protest or otherwise contest the same. The Warrantors’ Representative shall take any and all actions which it believes are necessary or appropriate under this Deed, the Sale Agreement and the Escrow Agreement for and on behalf of the Warrantors as fully as if the Warrantors were acting on their own behalf including, without limitation, executing the Escrow Agreement as Warrantors’ Representative, giving and receiving any notice or instruction permitted or required under this Deed, the Sale Agreement or the Escrow Agreement by the Warrantors’ Representative or any Warrantor, interpreting all of the terms and provisions of this Deed, the Sale Agreement and the Escrow Agreement, authorising payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all reasonable out-of-pocket fees and expenses and other obligations of or incurred by the Warrantors’ Representative in connection with this Deed, the Sale Agreement and the Escrow Agreement, defending all Claims and any claim under the Indemnities, consenting to, compromising or settling all Claims, conducting negotiations with Purchaser and its agents regarding such Claims and any claim under the Indemnities, dealing with the Purchaser and the Escrow Agent under this Deed, the Sale Agreement and the Escrow Agreement with respect to all matters arising under this Deed, the Sale Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Deed, the Sale Agreement and the Escrow Agreement, and engaging counsel, accountants or other Warrantors’ representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Warrantors’ Representative shall have full power and authority to interpret all the terms and provisions of this Deed, the Sale Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Warrantors and their successors. Notwithstanding the foregoing, each Warrantor shall have the right to exercise any voting rights appertaining to its respective shares deposited in the Escrow Fund.

4.2	Authorisation

The Warrantors hereby authorises the Warrantors’ Representative, on its and the Warrantors’ behalf (and by their approval of this Deed and the transactions contemplated by the Sale Agreement and pursuant to the Offer, the Warrantors hereby authorise the Warrantors’ Representative), to:

(a)	receive all notices or documents or to be given to any of the Warrantors by the Purchaser pursuant hereto or to the Sale Agreement or the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Deed or the Escrow Agreement;

(b)	deliver to the Purchaser at Completion all certificates and documents to be delivered to the Purchaser by any of the Warrantors pursuant to this Deed or otherwise, together with any other certificates and documents executed by any of the Warrantors and deposited with the Warrantors’ Representative for such purpose;

(c)	engage counsel, and such accountants and other advisors for any of the Warrantors and incur such other reasonable expenses on behalf of any of the Warrantors in connection with this Deed, the Sale Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby or pursuant to the Offer as the Warrantors’ Representative may in its sole discretion deem appropriate; and

(d)	take such action on behalf of any of the Warrantors as the Warrantors’ Representative may in its sole discretion deem appropriate in respect of:

(i)	waiving any inaccuracies in the representations or warranties or undertakings of the Purchaser contained in any document delivered by the Purchaser pursuant hereto or pursuant to the Sale Agreement;

(ii)	taking such other action as the Warrantors’ Representative or any of the Warrantors is authorised to take under this Deed, the Sale Agreement or the Escrow Agreement;

(iii)	receiving all documents or certificates and making all determinations, on behalf of any of the Warrantors, required under this Deed or the Escrow Agreement;

(iv)	all such other matters as the Warrantors’ Representative may in its sole discretion deem necessary or appropriate to perform the obligations contemplated by the Sale Agreement, this Deed and pursuant to the Offer; and

(v)	all such action as may be necessary after Completion to carry out any of the transactions contemplated by the Sale Agreement, pursuant to the Offer and any of the transactions contemplated by this Deed or the Escrow Agreement including, without limitation, the defence and/or settlement of any claims (including Claims) and any waiver of any obligation of the Purchaser.

4.3	Actions Final

All actions, decisions and instructions of the Warrantors’ Representative shall be conclusive and binding upon all of the Warrantors and no Warrantor nor any other person shall have any claim or cause of action against the Warrantors’ Representative and the Warrantors’ Representative shall have no liability to any Warrantor or any other person, for any action taken, decision made or instruction given by the Warrantors’ Representative in connection with the Escrow Agreement, the Sale Agreement or this Deed or pursuant to the Offer, except in the case of its own gross negligence or wilful misconduct.

4.4	Indemnification of Warrantors’ Representative

The Warrantors’ Representative shall incur no liability to the Warrantors or the Escrow Agent or any other person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Warrantors’ Representative to be genuinely and duly authorised by holders of not less than a majority interest in the Escrow Fund, nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Warrantors for its own gross negligence or wilful misconduct. The Warrantors’ Representative shall be indemnified for and shall be held harmless against any loss, liability or expense incurred by the Warrantors’ Representative or any of its affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Warrantors’ Representative’s conduct as Warrantors’ Representative, other than such losses, liabilities or expenses resulting from the Warrantors’ Representative’s gross negligence or wilful misconduct in connection with its performance under this Deed and the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the principal proportion of any Reimbursement Fund. The Warrantors’ Representative may, in all questions arising under this Deed, rely on the advice of counsel, independent public accountants and other experts selected by it, and for anything done, omitted or suffered in good faith by the Warrantors’ Representative in accordance with such advice, the Warrantors’ Representative shall not be liable to the Warrantors or the Escrow Agent or any other person. In no event shall the Warrantors’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

4.5	Access to Information

The Warrantors’ Representative shall have reasonable access to information of and concerning any Claim or claim under the Indemnities and which is in the possession, custody or control of the Purchaser and the reasonable assistance, during the Purchaser’s normal business hours, of Purchaser’s officers and employees for purposes of performing the Warrantors’ Representative’s duties under this Deed or the Escrow Agreement, including for the purpose of evaluating any Claim or claim under the Indemnities against the Escrow Amount by the Purchaser; provided that the Warrantors’ Representative shall treat confidentially and not disclose any non-public information regarding the Purchaser and obtained in the course of the performance of the Warrantors’ Representative’s duties hereunder or under the Sale Agreement concerning the Purchaser (or any subsidiary or affiliate of the Purchaser) or any Claim or claim under the Indemnities to anyone (except to the Warrantors’ Representative’s attorneys, accountants or other advisers, to Warrantors, to any arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

4.6	Attorney-in-Fact

(a)	The Warrantors’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Warrantor, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Deed, the Sale Agreement and the Escrow Agreement in the absolute discretion of the Warrantors’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Deed, the Sale Agreement and the Escrow Agreement.

(b)	This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Warrantor, by operation of law, whether by such Warrantor’s death, disability or protective supervision or by any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Warrantor hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period.

(c)	Each Warrantor hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the Warrantors’ Representative taken in good faith under the Escrow Agreement.

(d)	Notwithstanding the power of attorney granted in this clause 3, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Warrantors having signed or given such directly instead of the Warrantors’ Representative.

4.7	Liability

If the Warrantors’ Representative is required by the terms hereof or the Escrow Agreement to determine the occurrence of any event or contingency, the Warrantors’ Representative shall, in making such determination, be liable to the Warrantors only for his proven gross negligence or wilful misconduct as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Warrantors’ Representative may request from any of the Warrantors or any other person such reasonable additional evidence as the Warrantors’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Warrantors, and the Warrantors’ Representative shall not be liable to any Warrantor for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

4.8	Orders

The Warrantors’ Representative is authorised, in his sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Warrantors’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgement or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Warrantors’ Representative is authorised, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgement or decree which he is advised by legal counsel selected by him is binding upon without the need for appeal or other action; and if the Warrantors’ Representative complies with any such order, writ, judgement or decree, he shall not be liable to any Warrantor or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

4.9	Removal of Warrantors’Representative; Authority of Successor Warrantors’ Representative

Warrantors (or the successors or assigns thereto) who in the aggregate hold not less than a majority interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Warrantors’ Representative and to appoint a successor Warrantors’ Representative; provided, however, that neither such removal of the then acting Warrantors’ Representative nor such appointment of a successor Warrantors’ Representative shall be effective until the delivery to the Escrow Agent and the Purchaser of executed counterparts of a writing signed by each such Warrantor with respect to such removal and appointment, together with an acknowledgement signed by the successor Warrantors’ Representative appointed in such writing that he or she accepts the responsibility of successor Warrantors’ Representative and agrees to perform and be bound by all the provisions of this Deed and the Escrow Agreement applicable to the Warrantors’ Representative. Each successor Warrantors’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Warrantors’ Representative, and the term “Warrantors’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Warrantors’ Representative.

4.10	Expenses of the Warrantors’ Representative

The Warrantors’ Representative shall be entitled to withdraw cash amounts held in the Reimbursement Fund in reimbursement for reasonable out-of-pocket fees and expenses including legal, accounting and other advisors fees and expenses, if applicable incurred by the Warrantors’ Representative in performing under this Deed and the Escrow Agreement. The Warrantors (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Warrantors’ Representative and each of its affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, as provided for in above; and (ii) shall pay to the Warrantors’ Representative, promptly upon request, such Warrantors’ pro-rata share of any amounts paid by the Warrantors’ Representative on behalf of the Warrantors and all costs and expenses (including legal, accounting and other advisors’ fees and reasonable expenses, if applicable) incurred by the Warrantors’ Representative in connection with the protection, defence or enforcement of any rights under this Deed or the Escrow Agreement to the extent such costs, expenses and other amounts exceed the amount available to the Warrantors Representative in the Reimbursement Fund.

4.11	Purchaser’s Reliance

Purchaser shall not be obliged to inquire into the authority of the Warrantors’

Representative, and Purchaser shall be fully protected in dealing with the Warrantors’ Representative in good faith.

5.	Purchaser’s remedies

5.1	Each of the Warrantors undertakes, until Completion, to disclose in writing to the Purchaser within a reasonable period (and for these purposes a “reasonable period” shall be deemed to include an opportunity for the Warrantors to take appropriate professional advice as soon as reasonably practicable) anything which it is aware would (or could reasonably be expected to) constitute a Claim or which it is aware is inconsistent with the contents of the Disclosure Letter or which would (or could reasonably be expected to) constitute a Warranty Claim by reference to the circumstances subsisting from time to time if the Warranties had been given at all times up to and including Completion. However, no such disclosure shall be treated as Disclosed, or qualify in any way the Warranties, nor affect in any way the Purchaser’s rights under clause 2.1 or clause 2.2, nor be deemed to be part of the Purchaser’s knowledge as at Completion.

5.2	The rights and remedies of the Purchaser in respect of any breach of the Warranties or the Indemnities or the Tax Covenant shall not be affected by Completion or by any investigation made, or which could have been made, by it or on its behalf into the affairs of the Company.

5.3	If any Claim or claim under the Indemnities is made, no Warrantor shall make any claim against the Company or, save in the event of fraud, any director or employee of the Company on whom he may have relied before agreeing to any terms of this Deed or authorising any statement in the Disclosure Letter. This sub-clause shall not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which he may be entitled.

5.4	The damages payable pursuant to a Warranty Claim shall be as agreed between the Warrantors’ Representative and the Purchaser or, in default of such agreement within 3 months of a request for arbitration being filed and served in respect of such Warranty Claim, as determined by arbitration pursuant to Clause 14, PROVIDED ALWAYS THAT, in the event the Warranty Claim concerned arises as a result of an actual liability, cost or expense which is not Disclosed, such damages shall be equivalent to the amount by which the liabilities, costs and expenses of the Company are greater than they would have been had the Warranty concerned been true and accurate and not misleading.

5.5	In order to satisfy and secure any Claim or claim under the Indemnities against a Warrantor, the Purchaser may, at its discretion, (i) withhold any dividends or redemption monies due to that Warrantor in respect of his Non-Qualified Redeemable Preferred Stock of an amount not exceeding the amount of such Warranty Claim and the withholding of such amount from a Warrantor shall, pro tanto, satisfy and discharge the liability of the Warrantor in respect of the relevant Claim or claim under the Indemnities and/or (ii) in the event a Warrantor does not receive Purchaser Common Stock or Non-Qualified Redeemable Preferred Stock as part of the Consideration or the liability of the Warrantor under the Claim or claim under the

Indemnities exceeds the value of the Purchaser Common Stock (valued at the Purchaser Common Stock Per Share Value) and Non-Qualified Redeemable Preferred Stock (valued at Face Value) then held by the Warrantor, the Warrantor will, if he holds unexercised Exchange Options, not exercise such of those Exchange Options held by him to a value at least equivalent to the amount of the Claim (and, for the purpose of this clause, Exchange Options shall be valued by reference to the Purchaser Common Stock Per Share Value after deducting the applicable exercise price) and, to the extent it is agreed or it is determined that the Warrantor is liable in damages or is otherwise liable under the Tax Covenant or the Indemnities, Exchange Options of the Warrantor equivalent in value to the Warrantor’s liability as aforesaid shall be deemed to have lapsed or, at the Purchaser’s election, to have been surrendered to the Purchaser for nil consideration and such lapse or surrender of Exchange Options shall, pro tanto, satisfy and discharge the liability of that Warrantor in respect of the Claim or claim under the Indemnities.

5.6	In the event of a Claim or a claim under the Indemnities against a Warrantor which has been determined in accordance with clause 5.4 but cannot be settled in whole or in part from that Warrantor’s Deposited Securities in accordance with clause 5.5, that Warrantor, at their discretion, may satisfy such Claim or claim under the Indemnities by transferring to the Purchase for nil consideration:

(i)	such Purchaser Common Stock valued at the Purchaser Common Stock Per Share Value as would equate to the balance of any determined Claim or claim under the Indemnities that cannot be satisfied pursuant to clause 5.5; or

(ii)	such Purchaser Preferred Stock valued at Face Value plus any accrued but unpaid dividends attaching thereto as would equate to the balance of any determined Claim or claim under the Indemnities that cannot be satisfied pursuant to clause 5.5; or

(iii)	any combination thereof.

5.7	This sub-clause applies if at any time the Purchaser makes any Warranty Claim against any Warrantor in circumstances where no disclosure or a disclosure which does not constitute a Disclosure has been made in the Disclosure Letter and (notwithstanding the express provisions of this Deed) such Warrantor avoids or limits liability as a result of a court of competent jurisdiction holding that the Warranty Claim (or any part of it) should fail or the quantum recoverable should be reduced because the Purchaser has or is deemed to have knowledge of the matters which give rise to the breach of Warranty. The Warrantors covenant to pay to the Purchaser on demand an amount equal to the amount which the Purchaser would have been entitled to recover from the Warrantors but for the Purchaser having or being deemed to have knowledge of the matters giving rise to the breach of Warranty.

5.8	Any amount paid by the Warrantors to the Purchaser in respect of any of the provisions of this Deed shall be treated as paid to the Purchaser by way of pro rata reduction in the Consideration.

6.	Limitations on liability

6.1	Unless expressly provided to the contrary in this Deed, the liability of the Warrantors in respect of any Claim as provided shall be limited as provided in schedule 4 but provided always that notwithstanding any other provision in this Deed, the provisions of this clause 6 and schedule 4 and Part 4 of the Tax Schedule shall not apply to any Claim made against the Warrantors to the extent the same is based on any fraud or dishonesty or any wilful misstatement or any wilful omission on the part of any of the Warrantors or their agents or advisers.

7.	Conduct of Non-Tax Claims

7.1	The Purchaser shall determine and conduct defence or settlement of any third-party claim, and the reasonable costs and expenses incurred by the Purchaser in connection with such defence or settlement (including reasonable legal fees, other professionals and experts’ fees and court arbitration costs) shall be included in the damages the Purchaser may seek pursuant to a claim made by the Purchaser hereunder, PROVIDED ALWAYS THAT the Purchaser shall consult with the Warrantors’ Representative regarding the determination, conduct or defence of a third party claim or settlement negotiations with respect to a third party claim and shall take reasonable regard of the Warrantors’ reasonable written representations.

7.2	The Warrantors’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to third party claims to the extent that receipt of such documents by the Warrantors’ Representative does not affect any privilege relating to the Purchaser.

7.3	No settlement of any such third-party claim with any third-party claimant shall be determinative of the existence of or amount of damages relating to such matter, except with the consent of the Warrantors’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Warrantors’ Representative shall have objected within 20 days after a written request for such consent by the Purchaser.

8.	Indemnities

8.1	The Warrantors irrevocably undertake to indemnify and keep indemnified the Purchaser, each Purchaser Group Company and their respective employees (other than the Warrantors), directors and affiliates (the “Purchaser Indemnified Parties”) against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable legal fees and expenses (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Purchaser Indemnified Parties directly or indirectly as a result of:

(a)	the BT Agreements, other than the asset purchase agreement dated 31 March 2003, not validly subsisting at the date of this Deed;

(b)	the triggering of any success fee payable by the Company caused by the entering into of the Sale Agreement or any agreement referred to therein, excluding for the avoidance of doubt the agreement with Rogere Capital Limited dated 6 August 2004;

(c)	Patent number EP 0 938 714 being revoked as a result of the opposition proceedings brought by Barker Brettell on 17 October 2001 in the European Patent Office;

(d)	the Purchaser incurring Warrantor Expenses;

(e)	the understatement of the Preliminary Purchase Price Adjustment pursuant to section 1.2(h) of the Sale Agreement; and

(f)	the Pension Indemnity;

save that, other than in relation to clause 8.1(c) above, the liability of the Warrantors pursuant to this clause 8.1, shall be limited to 80% of the Consideration, such liability to be calculated as at the date of Completion by valuing the Purchaser Common Stock at the Purchaser Common Stock Per Share Value and the Non-Qualified Redeemable Preferred Stock at Face Value. Furthermore, the Warrantors liability pursuant to this clause 8.1 shall be limited in accordance with paragraphs 1, and, save in the case of clause 8.1(c) and 8.1(f), paragraph 3(a)(iii) of Schedule 4 to this Deed. For the avoidance of doubt, save in relation to clause 8.1(c) and 8.1(f), no other limitation on liability set out in Schedule 4 to this Deed (other than paragraph 10 of Schedule 4), shall apply to this clause 8.1. The liability of the Warrantors in relation to a claim under clause 8.1(c) above shall be limited to $11,100,000. The provisions of paragraph 3(c) of Schedule 4 shall only apply to claims arising pursuant to clause 8.1(f). The Warrantors shall not be liable unless the Warrantors’ Representative has received written notice from the Purchaser giving reasonable details of a claim under clause 8.1(c) and, if practicable, the Purchaser’s estimate of the amount involved, not later than 2 years from Completion.

9.	General

9.1	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided in this Deed and apart from clause 8.1 which shall be enforceable by the Purchaser Indemnified Parties, no term of this Deed is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

9.2	Assignment

(a)	This Deed shall be binding upon and enure for the benefit of the successors in title of the parties but, except as set out in sub-clause (b), shall not be assignable by any party without the prior written consent of the other.

(b)	The Purchaser may assign the benefit of this Deed (including, without limitation, the Warranties) to any Purchaser Group Company, any successor in title or finance house providing debt or other facilities to the Purchaser from time to time.

9.3	Invalidity

If any part of this Deed is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, then that provision shall be deemed not to be a part of this Deed, and it shall not affect the enforceability of the remainder of this Deed nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

9.4	Releases and waivers

(a)	The rights, powers and remedies conferred on any party by this Deed and remedies available to any party are exclusive and are in lieu of any right, power or remedy which it may have under general law or otherwise save for its remedies under the Transaction Documents.

(b)	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Deed by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(c)	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Deed or otherwise.

9.5	Counterparts

(a)	This Deed may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Deed and all counterparts shall together constitute one instrument.

9.6	Termination

Without prejudice to any remedy available to any party arising out of any outstanding or prior breach of this Deed on the part of any other party, if this Deed is terminated (and such termination is to be effective immediately upon the termination of the Sale Agreement), the following shall occur:

(a)	the restrictions and provisions contained in this sub-clause 9.6 (Termination), clause 1 (Definitions and Interpretation) sub-clause 9.7 (Confidentiality), clause 11 (Announcements), clause 12 (Costs and Expenses), clause 13 (Notices) and clause 14 (Governing law and jurisdiction) shall continue to apply; and

(b)	except as referred to in sub-clause (a), all obligations of the parties under this Deed shall cease.

9.7	Confidentiality

(a)	Except as referred to in sub-clause (b), the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Deed which relates to the provisions or subject matter of this Deed, to any other party to this Deed to or the negotiations relating to this Deed.

(b)	Any party may disclose information which would otherwise be confidential if and to the extent:

(i)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(ii)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

(iii)	the information has come into the public domain through no fault of that party; or

(iv)	each party to whom it relates has given its consent in writing.

9.8	Default Interest

If any party defaults in the payment when due of any sum payable under this Deed (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 2 per cent. above the base rate from time to time of National Westminster Bank PLC. Such interest shall accrue from day to day and shall be compounded annually.

9.9	The Warrantors and the Warrantors’ Representative shall comply with the obligations expressly required to be performed by them respectively pursuant to the terms of section 2.1 of the Sale Agreement.

9.10	The Warrantors whose names are set out in column 1 of Schedule 2, Part 3 hereby consent to the transfer of their Common Shares set out opposite their name in column 2 of Schedule 2, Part 3 to NVP for nominal consideration and NVP hereby consents to the transfers of the Common Shares from those Warrantors to it and hereby confirms, in consideration of the promise by the Purchaser to make the Offer as set out in the Sale Agreement, it shall assent those Common Shares to the Offer. The Warrantors confirm that all notices of transfer in relation to the transfer of their Common Shares as referred to above will be submitted to the Company by not later than five Business Days of the date of this Agreement.

10.	Security for claims

10.1	Each of the Warrantors receiving Consideration shall, immediately upon Completion, deposit with the Escrow Agent such Warrantor’s proportionate share of the Escrow

Fund (“Proportionate Share”), calculated as the proportion of the Consideration received by all of the Warrantors which is received by such Warrantor, whether in the form of Purchaser Common Stock, series A1 and series A2 Non-Qualified Redeemable Preference Shares or Exchange Option certificates (plus, in each case, any additional shares as may be issued upon any stock split, stock dividend or recapitalisation effected by the Purchaser after Completion with respect to his or her securities in the Escrow Fund), (and authorise the Purchaser to do so on its behalf), PROVIDED ALWAYS THAT each Warrantor who has received Purchaser Common Stock by way of Consideration shall be entitled to satisfy his or her obligations to deposit securities in the Escrow Fund by first depositing certificates for series A1 and series A2 Non-Qualified Redeemable Preferred Stock and/or Exchange Options and, to the extent the deposit of such series A1 and series A2 Non-Qualified Redeemable Preferred Stock and Exchange Options does not satisfy such Warrantor’s obligations to deposit securities in the Escrow Fund, such Warrantor shall deposit the balance of his or her Proportionate Share by depositing Purchaser Common Stock. Notwithstanding anything to the contrary in any of the Transaction Documents, payments in respect of Claims and claims under the Indemnities against a Warrantor shall be first taken from such Warrantor’s Deposited Securities. The Warrantors’ Representative and the Purchaser will enter into the Escrow Agreement upon completion of the Sale Agreement.

11.	Announcements

11.1	Except as referred to in sub-clause 11.2, no announcement concerning the terms of this Deed shall be made by or on behalf of any of the parties without the prior written consent of the others, such consent not to be unreasonably withheld or delayed.

11.2	Any announcement or circular required to be made or issued by any party by law or under the regulations of any securities exchange (including, without limitation, Nasdaq) may be made or issued by that party without consent if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

12.	Working Capital

12.1	Subject to clause 8, in the event the Preliminary Purchase Price Adjustment shall have been understated, the Purchaser shall be entitled to deduct from the Escrow Fund the amount by which the Final Purchase Price Adjustment exceeds the Preliminary Purchase Price Adjustment.

13.	Notices

13.1	Any notice to a party under this Deed shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out in schedule 1 of this Deed or as otherwise notified in writing from time to time. For this purpose, any party not ordinarily resident in the United Kingdom shall maintain an address for service within the United Kingdom.

13.2	Except as referred to in sub-clauses 13.3 and 13.4, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address;

(c)	2 hours after transmission if served by facsimile on a Business Day prior to 3pm or in any other case at 10 am on the Business Day after the date of despatch.

13.3	If the deemed time of service is not during normal business hours in the country and time zone of receipt, the notice shall be deemed served at or, in the case of faxes, two hours after the opening of business on the next Business Day of that country in the respective time zone.

13.4	The deemed service provisions set out in sub-clause 13.2 shall not apply to:

(a)	a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting; and

(b)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile within two hours.

13.5	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

13.6	A party shall not attempt to prevent or delay the service on it of a notice connected with this Deed.

13.7	Each of the Warrantors agrees that the process by which any proceedings are begun arising out of or in connection with this Deed may be served on them by being delivered to the Warrantors’ Representative at his address specified in schedule 1.

14.	Governing law and jurisdiction

14.1	This Deed shall be governed by and construed in accordance with the laws of England and Wales.

14.2	Any dispute arising out of or in connection with this Deed shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (“LCIA Rules”) by three arbitrators appointed in accordance with the LCIA Rules.

14.3	The seat of arbitration shall be London.

14.4	The language used in arbitration shall be English.

In witness whereof the parties or their duly authorised representatives have executed this Deed as a deed and delivered it at the date first appearing at the head of this Deed.

Schedule 1

(The Warrantors)

Address for service within the
Name	United Kingdom
NVP	Faegre & Benson LLP 7 Pilgrim Street London EC4V 6LB

Attn. Max Audley

Martin Knestrick	Faegre & Benson LLP 7 Pilgrim Street London EC4V 6LB

Attn. Max Audley

Pol Sweeney	The Old Sorrell House Church Hill Holbrook Suffolk

Stuart Potchinsky	Danby Cottage 23 Cowarth Road Sunningdale Berkshire SL5 ON2

Kenneth Colby	Weybrook House Bunch Lane Haselemere Surrey GU27 1ET

Simon Joles	Elmy House Bridge Street Witham Essex CM8 1BT

Cristian Parrino	130 Henley Road Ipswich IP1 4NN

Schedule 2 – Part 1

(the Company)

The Company

Company Name	Vidus Limited

Registered number	4069823

Date of incorporation	12/09/2000

Place of incorporation	United Kingdom

Address of registered office	North Felaw Maltings, 48 Felaw Street,
Ipswich, Suffolk, IP2 8HE

Authorised share capital	£124,033 divided into

51,100,000 preferred shares of £0.00003 each
and 12,250,000 common shares of £0.01 each

Issued share capital	£26,786.66 divided into

51,000,576 preferred shares of £0.00003 each
and 2,525,664 common shares of £0.01 each

Granted Options:	in respect of 8,220,566 Common Shares

Vested Options (as at the date of this Deed)	in respect of 2,171,950 Common Shares

Charges

	Date of	Date of
Description	Charge	Registration	Amount Secured	Chargee
Debenture (Outstanding)	16/04/2003	30/04/2003	All monies due or to become due from the company to the chargee under the terms of the aforementioned instrument creating or evidencing the charge.	NV Partners IV L.P.

Fixed and floating charges over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery (see the mortgage charge document for full details).

Loan capital			Nil

Directors

Henry James Berry
263 Ferry Road
Felixstowe
Suffolk
IP11 9RX

Appointed: 16/04/2003
Nationality: British

Stewart Frank Gilbert Davies
160 Rushmere Road
Ipswich
Suffolk
IP4 3LE

Appointed: 16/04/2003
Nationality: British

Andrew Garman
51 Greenbriar Drive
Summit
New Jersey 07901
U.S.A.

Appointed: 16/04/2003
Nationality: USA

	Date of	Date of
Description	Charge	Registration	Amount Secured	Chargee
Martin Knestrick
124 Red Hill Circle
Tiburon
CAL 94920
USA

Appointed: 22/06/2004
Nationality: US

Robert M. Rosenberg
237 Christopher Street
Montclair
NJ 07043
USA

Appointed: 16/04/2003
Nationality: USA

Secretary			Ernesto Giorgio Reggiani
Lowland House
The Causeway, Burwell
Cambridge
CB5 0DU

Appointed: 11/03/2003
Nationality: Italian

Accounting Reference Date			31 December

Auditors			Grant Thornton UK LLP

Schedule 2 – Part 2

(The Shareholders)

The Parties agree that the aggregate total number of shares in this Schedule 2, Part 2 will not change between the date of this Deed and Completion – however, the individual shareholdings set out opposite each shareholder’s name below may change as result of transfers between each of the shareholders listed below but no shares listed below shall go outside of the named shareholder group below.

		No. of Preferred
Name	Address	Shares	No. of Common Shares
NVP	C/o Walkers SV Limited	51,000,576	—
	Walker House, Georgetown
	Grand Cayman, Cayman
	Islands
Martin Knestrick	124 Red Hill Circle,	—	636,480
	Tiburon, CA 94920, USA
Kenneth Colby	Weybrook House, Bunch	—	300,000
	Lane, Haselemere, Surrey,
	GU27 1ET
Stuart Potchinsky	Danby Cottage, 23 Cowarth	—	300,000
	Road, Sunningdale,
	Berkshire, SL5 ON2
Ernesto Giorgio	Lowland House	—	200,000
Reggiani	The Causeway
	Burwell
	Cambridge
	CB5 0DU
Pol Sweeney	The Old Sorrell House	—	563,974
	Church Hill
	Holbrook
	Suffolk
Stuart Kelly	3 Prospect Hill	—	20,762
	Donabate
	County Dublin
	Republic of Ireland
Mark Horne	Buckdenwood	—	262,080
	Perry Road, Buckden
	Cambs, PE19 5WQ

		No. of Preferred
Name	Address	Shares	No. of Common Shares
Simon Joles	Elmy House	—	142,368
	Bridge Street
	Witham
	Essex, CM8 1BT
Cristian Parrino	130 Henley Road	—	100,000
	Ipswich
	Suffolk
Total		51,000,576	2,525,664

Schedule 2 – Part 3

Share Transfers

No. of Common Shares Transferred to NVP at
Shareholder	Nominal Consideration
Simon Joles	10,082
Cristian Parrino	56,520
Stuart Potchinsky	108,750
Pol Sweeney	142,235
Martin Knestrick	238,340
Kenneth Colby	0
Total:	555,927

Schedule 3

Part 1

(Non-Tax Warranties by NVP)

NVP represents and warrants to the Purchaser, as follows:

1.	Authority and Enforceability NVP has all requisite power and authority to enter into this Deed and the Transaction Documents (as defined below) to which NVP is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Deed and the Transaction Documents to which NVP is a party and the consummation by NVP of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of NVP. This Deed and the Transaction Documents to which NVP is a party have been duly executed and delivered by NVP and constitutes the valid and binding obligation of NVP enforceable against NVP in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

2.	Title to Preferred Shares NVP is the sole beneficial and registered owner of all of the existing Preferred Shares and has good, valid and marketable title to all of the registered Preferred Shares free and clear of any Encumbrances. NVP represents that it has full right, power and authority to sell, transfer and deliver all of the existing issued Preferred Shares to the Purchaser and, upon delivery of the certificate or certificates therefore duly endorsed for transfer to the Purchaser and Purchaser’s payment for and acceptance thereof, will transfer to the Purchaser good, valid and marketable title thereto free and clear of any Encumbrances. NVP is not party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Preferred Shares. There is no action, suit, proceeding, claim or, to NVP’s knowledge, investigation against NVP or NVP’s assets, properties or, as applicable, any of NVP’s respective officers or directors, pending or, to NVP’s knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency under Applicable Law relating to or in any other manner impacting upon the Preferred Shares.

3.	No Violation The execution, delivery and performance of this Deed and the Transaction Documents to which NVP is a party, and the consummation of the sale of the Shares and the other transactions contemplated by this Deed, do not and will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under or result in the creation or imposition of any lien, charge or Encumbrance upon any of the Preferred Shares under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which NVP is a party or to which NVP or any of NVP’s assets or properties may be subject or (b) any Applicable Law to NVP or NVP’s assets or properties. The consummation of the sale of the Shares and the other transactions contemplated by this Deed and the Transaction Documents will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreement of NVP.

4.	Offer Shares Acquired Solely for Own Account The Offer Shares to be received by NVP pursuant to the Sale Agreement will be acquired for investment for NVP’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. NVP does not presently have any contract, understanding, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party with respect to any of the Preferred Shares or, following the consummation of the transactions contemplated by the Sale Agreement, the Offer Shares. NVP understands that the Offer Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of NVP’s investment intent as expressed herein.

5.	Restricted Securities NVP understands that the Offer Shares to be received pursuant to the Sale Agreement have not been registered under the Securities Act and will be “restricted securities” under applicable United States federal and state securities laws. Accordingly, NVP will not make any sale, transfer, or other disposition of such Offer Shares unless (i) such sale, transfer, or other disposition is within the applicable limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act, or (ii) (a) some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of such Offer Shares, (b) such sale, transfer or other disposition of Offer Shares is made to a person or entity who agrees in writing to give the Purchaser the same representations and warranties as set forth in paragraphs 4 through 9 of Schedule 3, Part 1 of this Deed and (c) NVP provides an opinion of counsel, in form and substance reasonably satisfactory to the Purchaser, that registration and qualification of the Offer Shares is not necessary to effect such transfer under the Securities Act, or (iii) such distribution of Offer Shares has been registered under the Securities Act. NVP has no present intention to sell or otherwise dispose of such Offer Shares and is acquiring such Offer Shares for investment and not with a view to resale or distribution. NVP shall provide to the Purchaser written notice of any transfer of Offer Shares pursuant to sub-paragraph (ii) of this paragraph 5, which written notice shall set forth the name, social security number, mailing address and amount of Offer Shares transferred with respect to each transferee.

6.	Information Concerning Purchaser NVP has had the opportunity to ask questions of, and obtain any additional information reasonably available to Purchaser with respect to its plans, results of operations, financial condition, business, properties, assets or business prospects, and NVP has received such information regarding the Purchaser that NVP has requested from the Purchaser. NVP acknowledges that it has previously received (i) a copy of Purchaser’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, (ii) a copy of the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and (ii) a copy of the Purchaser’s Proxy Statement as filed with the Commission on April 29, 2004.

7.	Legends NVP understands that the certificates representing the Offer Shares, may bear one or all of the following legends:

7.1	“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED UNLESS (I) SUCH SALE, TRANSFER OR OTHER DISPOSITION IS WITHIN THE APPLICATION LIMITATION OF AND IN COMPLIANCE WITH RULE 144 PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR (II)(A) SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE WITH RESPECT TO ANY SUCH PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH OFFER SHARES, (B) SUCH SALE, TRANSFER OR OTHER DISPOSITION OF OFFER SHARES IS MADE TO A PERSON OR ENTITY WHO AGREES IN WRITING TO GIVE THE PURCHASER CERTAIN REPRESENTATIONS AND WARRANTIES SET FORTH IN THE DEED OF WARRANTY AND INDEMNIFICATION, DATED DECEMBER 15, 2004 AND (C) THE HOLDER PROVIDES AN OPINION OF COUNSEL, IN THE FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE PURCHASER, THAT REGISTRATION AND QUALIFICATION OF THE OFFER SHARES IS NOT NECESSARY TO EFFECT SUCH TRANSFER UNDER THE SECURITIES ACT”; and

7.2	Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

7.3	The Purchaser hereby agrees that, unless previously transferred or sold pursuant to a transaction described in sub-sections (i), (ii) or (iii) of paragraph 5 of this Schedule 3, Part 1, certificates with the legend set forth in paragraph 7.1 above will, upon the request of NVP, be substituted by the delivery of certificates without such legend if two years shall have elapsed from the date NVP acquired the Offer Shares received in the Purchaser and the provisions of Rule 144(k) are then available to NVP.

7.4	If a sale or transfer is made pursuant to a transaction described in sub-section (i) of paragraph 5 of this Schedule 3, Part 1, and prior to the legend set forth in paragraph 7.1 being removed pursuant to paragraph 7.3, certificates with the above legend will be substituted by delivery of certificates without such legend upon delivery of an opinion of counsel, in the form and substance reasonably satisfactory to Purchaser, that the requirements of Rule 144 have been complied with in connection with such sale or transfer.

8.	Foreign Investor NVP hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the transactions contemplated by the Sale Agreement, including (i) the legal requirements within its jurisdiction for the transfer of the Preferred Shares, (ii) any foreign exchange restrictions applicable to such transfer, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Preferred Shares in exchange for the Offer Shares. NVP’s beneficial ownership of the Offer Shares will not violate any applicable securities or other laws of NVP’s jurisdiction of organization.

9.	Accredited Investor NVP is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act has such knowledge and experience in financial and business matters that NVP is capable of evaluating the merits and risks of acquiring the Offer Shares.

10.	Investment in Company NVP hereby represents and warrants that, save for the Loan Agreement, the Debenture and the Cross Receipts, each of which have been Disclosed and are appended to the Disclosure Letter, there are no other agreements, contracts or arrangements between NVP and the Company and that it has not converted all or any part of the principal originally outstanding under the Loan Agreement into any shares in the capital of the Company and that it has not assigned any of the Company’s Intellectual Property pursuant to the terms of the Debenture.

11.	Access Rights Agreement NVP hereby represents and warrants that the Company has no rights or obligations arising under the access rights agreement dated 31 March 2003 between NVP and BT Plc.

Schedule 3

Part 2

(Non-Tax Warranties)

The Warrantors

1.	Capacity

1.1	Each Warrantor has the requisite power and authority to enter into and perform his or its obligations under this Deed.

1.2	No Warrantor is bankrupt, has proposed a voluntary arrangement or has made or proposed any arrangement or composition with his creditors or any class of his creditors.

1.3	This Deed constitutes the valid, legal and binding obligation of each Warrantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and other similar laws of general applicability relating to or effecting creditors’ rights generally and by the application of general principals of equity.

1.4	Arrangements with Warrantor Associates

Except with respect to employment agreements or as otherwise set forth in the Disclosure Letter, there are no agreements or transactions or obligations (actual or contingent), outstanding or remaining in whole or in part to be performed between the Company and any Warrantor Associate.

1.5	Other interests of any Warrantor Associate

No Warrantor, other than NVP has or presently intends to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with any business now carried on by the Company and, so far as the Warrantors are aware, no Warrantor Associate has or presently intends to do so.

Share capital

2.	Company

2.1	As at the date of this Deed, the shares set out in Schedule 2, Part 2 constitute the entire issued and allotted share capital of the Company and are fully paid or credited as fully paid, were duly authorised when issued, were validly issued and free from any Encumbrances.

2.2	Other than pursuant to the Company Share Option Scheme or the Sale Agreement, there is no agreement, arrangement or commitment outstanding which (i) calls for the allotment, issue or transfer of, any share, voting security or loan capital in the Company or (ii) calls for the repurchase or redemption of any shares in the Company.

2.3	As at the date of this Deed, there are 2,171,950 vested options to subscribe for fully paid ordinary shares in the capital of the Company pursuant to the Company Share Option Scheme. The Disclosure Letter sets out, as at the date of this Deed, (i) the name of each option holder granted options pursuant to the Company Share Option Scheme (an “Option Holder”), (ii) the exercise price of each option granted pursuant to the Company Share Option Scheme, (iii) the number of shares capable of being issued pursuant to the exercise of all options granted under the Company Share Option Scheme, (iv) a schedule outlining the dates upon which all options granted pursuant to the Company Share Option Scheme shall vest, and (v) confirming whether the vesting or exercise of any option granted pursuant to the Company Share Option Scheme shall be accelerated by any of the transactions contemplated by the Sale Agreement or the Offer or upon any other event or condition not referred to in the Company Share Option Scheme.

2.4	All options granted over shares in the Company have been duly authorised by the Company and have been validly granted including without limitation in compliance with all applicable securities laws.

2.5	The Company has not taken any action that would result in the accelerated vesting, or exercisability or payment of any options to purchase shares in the Company as a consequence of the execution of, or consummation of the transactions contemplated by this Deed, the Sale Agreement or the Offer.

2.6	As at the date of this Deed, there are no contracts, commitments or agreements relating to the voting of the Shares (i) between or among the Company and any of its shareholders and/or (ii) as far as the Warrantors are aware, between or among any of the Company’s shareholders.

2.7	No holder of options in the Company has ceased to be employed (and for the purposes of this Warranty, “employed” shall mean as an employee, consultant or contractor to the Company) and none of the shareholders of the Company (apart from NVP) is a person who is not employed by the Company and none of them are resident outside the UK.

2.8	None of the assets of the Company, which were the subject of the asset transfer agreement dated 31 March 2003 with British Telecommunications PLC (disclosed in the Disclosure Letter) were, the subject of a transfer at an undervalue, within the meaning of sections 238 or 239 of the Insolvency Act 1986.

2.9	The Company has no liabilities or onerous obligations arising from the period from incorporation of the Company to 31 March 2003.

3.	Subsidiaries

3.1	The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any corporation, partnership, joint venture or other entity or have any agreement or commitment to purchase any such interest.

3.2	The Company does not hold nor is it liable on any share or relevant security which is not fully paid up or which carries any liability.

3.3	The Company does not reside, operate or have any branch, agency, place of business or establishment outside England and Wales.

Corporate matters

4.	Insolvency of the Company

4.1	No order has been made, no resolution has been passed, no petition presented and no meeting convened for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and the Company has not been a party to any transaction which could be avoided in a winding up.

4.2	No administration order has been made and no petition for one has been presented in respect of the Company.

4.3	No administrator, receiver or administrative receiver has been appointed in respect of the Company or any of its assets. No application for the appointment of an administrator has been made in accordance with the out of court procedure under the Enterprise Act 2002.

4.4	The Company is not insolvent, has not failed nor is unable to pay, nor has no reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986.

4.5	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company and the Company has not made or proposed any arrangement or composition with its creditors or any class of them.

4.6	No distress, execution or other process has been levied on the Company’s assets or action taken to repossess goods in the possession of the Company.

4.7	No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under section 123(1)(a) of the Insolvency Act 1986

4.8	The Company is not an insolvent person within the meaning of any Applicable Law.

4.9	No event analogous to any referred to in sub-paragraphs 4.1 to 4.7 has occurred anywhere in the world.

5.	Statutory books and documents filed

5.1	The statutory books, including all registers and minute books, of the Company have been properly kept and are up to date.

5.2	All documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate in all material respects and have been properly so delivered.

5.3	The copy of the memorandum and articles of association of the Company Disclosed has embodied in it or annexed to it a copy of each resolution as referred to in section 380 of the Act, and is accurate and complete in all respects.

5.4	Since the Accounts Date the members of the Company in general meeting, or of any class of them, have not passed any resolution other than resolutions relating to the ordinary business of annual general meetings.

Information

6.	Accuracy and adequacy of information

6.1	The information contained in schedule 2 to this Deed is accurate and complete and is not misleading because of any omission or ambiguity.

Accounts

7.	Preparation and contents of the Accounts

7.1	The Accounts:

(a)	have been prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices including, without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants of England and Wales and Statements from the Urgent Issues Task Force current at the Accounts Date and, where the accounting practice used to prepare the Accounts differs from those applicable in previous financial periods, the effect of any such difference is Disclosed in the Disclosure Letter;

(b)	have been audited by a statutory or certified auditor (as applicable) who has rendered an auditor’s certificate without qualification; and

(c)	have been duly filed in accordance with the Act.

7.2	Without prejudice to the generality of sub-paragraph 7.1:

(a)	the Accounts:

(i)	give a true and fair view of the state of affairs of the Company at the Accounts Date and the profits or losses of the Company for the financial period ending on that date;

(ii)	contain a provision or reserve for all liabilities and for all capital and revenue commitments of the Company as at the Accounts Date to the extent required by UK GAAP;

(iii)	disclose all the assets of the Company as at the Accounts Date;

(iv)	make adequate provision for bad and doubtful debts;

(b)	in the Accounts, in valuing work-in-progress no value was attributed in respect of eventual profits and adequate provision was made for such losses as were at the time of signature of the Accounts by directors of the Company reasonably foreseeable as arising or likely to arise.

7.3	The profits and losses of the Company shown in the Accounts were not, save as disclosed in the Accounts or in any note accompanying them, to any material extent affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known to the Warrantors rendering any such profit or loss for such period exceptionally high or low.

7.4	The audited profit and loss accounts and audited balance sheets of the Company contained in the Accounts were prepared on a consistent basis with each other.

7.5	Except for obligations and liabilities reflected in the Accounts, the Company has no off balance sheet obligation and liability of any nature (matured or un-matured, fixed or contingent) to, any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

7.6	The Company has established and maintained (i) disclosure controls and procedures (as defined in rule 13a-15 promulgated under the Securities Exchange Act 1934 (the “Exchange Act”)) and (ii) internal controls over financial reporting (as defined in rule 13a-15 promulgated under the Exchange Act) consistent with reasonably prudent business practices for a private limited company incorporated in England & Wales of similar size and operating history. So far as the Warrantors are aware and in each case consistent with reasonably prudent business practices for a private limited company incorporated in England & Wales of similar size and operating history, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company is made known to the Company’s senior management by others within those entities, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with UK GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially adversely affect the Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

8.	Accounting records

8.1	The accounting records of the Company comply with the requirements of sections 221 and 222 of the Act, do not contain or reflect any material inaccuracy or discrepancy and present and reflect in accordance with generally accepted accounting principles and standards the financial position of and all transactions entered into by the Company or to which it has been a party.

8.2	All relevant financial books and records of the Company are in its possession or otherwise under its direct control.

8.3	Where any of the records of the Company are kept on computer, the Company:

(a)	is the owner of all hardware and properly and irrevocably licensed to use all software necessary to enable it to use the records as they have been used in its business to the date of this Deed and to Completion;

(b)	does not share any hardware or software relating to the records with any person; and

(c)	maintains back up records and support in the event of any fault or failure of such computer hardware and software.

9.	Management Accounts

The Management Accounts have been carefully prepared on bases consistent with the Accounts and otherwise in accordance with good accounting practice and generally accepted accounting practices (to the extent applicable to unaudited accounts), fairly reflect the trading position of the Company as at their date and for the period to which they relate and are not affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known by the Warrantors rendering profits or losses for the period covered exceptionally high or low.

10.	Events since the Accounts Date

10.1	Since the Accounts Date and save as Disclosed in the Management Accounts or the Disclosure Letter there has been no material change in:

(a)	the financial prospects of the Company;

(b)	the value or state of assets or amount or nature of liabilities as compared with the position disclosed in the Accounts.

10.2	The Company has since the Accounts Date carried on its business in the ordinary course and without interruption, so as to maintain it as a going concern and paid its creditors in the ordinary course and within the credit periods agreed with such creditors.

10.3	Since the Accounts Date no material supplier of the Company has ceased or restricted supplies or threatened so to do, there has been no loss or material curtailment of the business transacted by the Company with any customer which at any time in the preceding financial year represented 10 per cent or more of the turnover of the Company and the Warrantors are not aware of any circumstances likely to give rise to any of the above.

10.4	Since the Accounts Date the Company has not:

(a)	incurred or committed to incur:

(i)	material capital expenditure exceeding £50,000; or

(ii)	any liability whether actual or contingent except for full value or in the ordinary course of business;

(b)	acquired or agreed to acquire:

(i)	any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

(ii)	any business or substantial part of it or any share or shares in a body corporate;

(c)	disposed of or agreed to dispose of, any of its assets except in the ordinary course of business and for full value;

(d)	repaid wholly or in part any loan except upon the due date or dates for repayment;

(e)	issued or allotted share or loan capital except for share option grants to employees or consultants to the Company and which is disclosed, purchased or redeemed any shares, increased its authorised share capital except as required to meet commitments to option holders and which is disclosed, reduced or re-organised its share capital or agreed to do so; or

(f)	declared or paid any distribution of profit, including for the avoidance of doubt any dividends;

(g)	made any material change in its accounting methods, principles or practices, except as required by concurrent changes in UK GAAP.

10.5	None of the debts included in the Accounts or any of the debts subsequently arising have been the subject of factoring by the Company and the Warrantors are not aware of any circumstances which could result in any presently outstanding debt in excess of £10,000 individually or £50,000 in aggregate not being paid in full.

Financial

11.	Financial commitments and borrowings

11.1	Complete and accurate details of all overdraft, loan and other financial facilities available to the Company and the amounts outstanding under them at the close of business on the day preceding the date of this Deed together with a complete and accurate list of all persons authorised under any banking arrangements to execute relevant documentation arising out of or in connection with such facilities for and on behalf of the Company are set out in the Disclosure Letter and none of the Warrantors nor the Company has done anything, or omitted to do anything, as a result of which the continuance of any of those facilities might be affected or prejudiced.

11.2	The Company is not a party to, or has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business).

11.3	The Company is not exceeding any borrowing limit imposed upon it by its bankers, other lenders, its articles of association or otherwise nor has the Company entered into any commitment or arrangement which might lead it so to do.

11.4	No overdraft or other financial facilities available to the Company are dependent upon the guarantee of or security provided by any other person.

11.5	No event has occurred or been alleged which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under, or breach of, any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.

11.6	The Company is not, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

11.7	The Company has not received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

11.8	The Company has not engaged in financing of a type which is not required, to be or has not been, shown or reflected in the Accounts.

11.9	The Company has no outstanding obligations in respect of a derivative transaction, including but not limited to, any foreign exchange transaction (other than relating to the sale of its assets in foreign countries) other than under any derivative transaction that has been Disclosed.

12.	Insurances

12.1	The Disclosure Letter contains a complete and accurate list of the Policies held by the Company as at the date of this Deed including, for each such Policy; the Policy title, the insurer, the annual premium payable and Policy limits.

12.2	The Policies are valid and enforceable and all premiums due have been paid. There are no outstanding claims or so far as the Warrantors are aware circumstances likely to give rise to a claim under the Policies or which would be required to be notified to the insurers and nothing has been done or omitted to be done which has made or, so far as the Warrantors are aware, would be reasonably likely to make any Policy void or voidable, including without limitation, any misleading statements or omissions on the part of the officers of the Company to the insurers or their brokers in relation to the original application or renewal application for Policies, or as a result of which the renewal of any Policy would be reasonably likely be refused or the premiums due in respect of them may be liable to be materially increased.

12.3	There are no claims outstanding or pending, or so far as the Warrantors are aware, threatened, against the Company, which would not be fully covered by insurance, other than any “excess” payable by the Company in respect of such claims, where for the avoidance of doubt “excess” shall mean the first payment payable by the insured and known as the “insurance deductible” in the United States of America.

12.4	The Disclosure Letter accurately sets forth, with respect to each Policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company: (i) the name of the insurance carrier that issued such Policy and the Policy number of such Policy; (ii) whether such Policy is a “claims made” or and “occurrences” Policy; (iii) a description of the coverage provided by such Policy and the material terms and provisions of such Policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements); (iv) the annual premium payable with respect to such Policy , and the cash value (if any) of such Policy; and (v) a description of any claims pending, with respect of such Policy. The Disclosure Letter also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each risk-sharing arrangement affecting the Company or any of its assets. The Company has made available to the Purchaser accurate summaries of all of the Policies identified the Disclosure Letter (including all renewals thereof and endorsements thereto) and all of the pending applications identified in the Disclosure Letter.

Trading and contracts

13.	Contracts and commitments

13.1	All contracts, agreements, transactions, obligations, commitments, understandings or arrangements requiring in relation to its performance any payment in excess of £25,000 to which the Company is a party are Disclosed in the Disclosure Letter.

13.2	The Company is not a party to any agreement, arrangement or commitment which:

(i)	relates to matters outside its ordinary business or was not entered into on arms’ length terms;

(ii)	cannot readily be fulfilled or performed by it on time; or

(iii)	cannot be terminated, without giving rise to any liabilities on it, by it giving 3 months’ notice or less.

13.3	The Company has not:

(a)	outstanding any bid, tender, sale or service proposal which is material in relation to its business or which, if accepted, would be reasonably likely to result in a loss; or

(b)	granted any power of attorney or other such authority (whether express or implied) which is still outstanding.

13.4	No Warrantor is aware of any actual, or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any material contract to which the Company is a party.

13.5	All of the current clients and customers of the Company that represent individually more than 5% of income invoiced are Disclosed and the Disclosure Letter annexes complete and accurate copies of each such client agreement (“Client Agreements”) and there are no collateral terms (except those implied by law) that materially affect the Client Agreements and save as mentioned therein none of the clients or customers represents more than 5% of income invoiced during the 12 months immediately preceding the date of this Deed and the Warrantors are not aware of any client or customer of the Company which has withdrawn or is considering withdrawing from or not placing with the Company all or any part of the work placed with the Company during the twelve months immediately preceding the date of this Deed.

13.6	There have been no material, written complaints within the last two years or since incorporation, whichever is shorter, made by any party thereto in respect of any aspect of any of the contracts with clients, customers or suppliers so far as the Warrantors are aware nor with regard to the performance of any agents or sub-contractors appointed by the Company to perform any part of any such contract.

13.7	All current clients and customers representing in excess of 5% of income invoiced have promptly paid or procured the payment of any remuneration due to the Company and no credit notes or refunds have been issued or have been agreed to be issued which, in any such case, will further reduce the profit before taxation or further increase losses before taxation shown in the Management Accounts.

13.8	No current client or customer has, within the twelve months preceding this Deed, sought to negotiate a reduction or material change in the terms of remuneration as contained in its contract with the Company.

13.9	There is not outstanding any contract or arrangement to which the Company is a party and to which any director, Warrantor Associate, agent or employee of the Company and/or any associate thereof is or has been interested whether directly or indirectly other than for contracts or arrangements with respect to normal salary and bonuses and other employment benefits and in the case of NVP, the Loan Agreement and Debenture.

13.10	No person is entitled to receive from the Company any introduction fee brokerage or other commission, whether in the form of cash or securities in connection with the introduction of or continuation of any business to or with the Company, including without limitation, in relation to any debt or equity investments in the Company whether completed or not.

13.11	Neither the Company, nor, so far as the Warrantors are aware, any director, officer, employee or agent of the Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or governmental or quasi-governmental body, regardless of form, whether in money, property, or services (other than promotional gifts or corporate hospitality made in the ordinary course of business), either (i) to obtain favourable treatment in securing any contract, or (ii) to pay for favourable treatment for any contract secured; or (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company, or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

14.	Terms of trade

The Company has not given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by it nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it which could give rise to a liability in excess of £25,000 individually or £100,000 in aggregate except for those contained in its standard conditions of trading, a complete and accurate copy of which is Disclosed.

15.	Product liability

The Company has not manufactured, sold or provided any product or service which does not in every respect comply with all Applicable Law, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

16.	Licences and consents

16.1	The Company is incorporated under the laws of England & Wales and has the requisite corporate or other power and authority and all necessary governmental authority, approvals and consents to own, lease and operate its assets and property and to carry on its business as now being conducted.

16.2	Complete and accurate details of all licences, consents, permissions, authorisations and approvals required by the Company or which the Company knows will be required for the carrying on of its business are contained in the Disclosure Letter and all of them have been obtained by it and are in full force and effect.

16.3	As far as the Warrantors are aware, all reports, returns and information required by law or as a condition of any licence, consent, permission, authorisation or approval to be made or given to any person or authority in connection with the business of the Company have been made or given to the appropriate person or authority and there are no circumstances which indicate that any licence, consent, permission, authorisation or approval might not be renewed in whole or in part or is likely to be revoked, suspended or cancelled or which may confer a right of revocation, suspension or cancellation.

17.	Trading partners

17.1	The Company does not act or carry on business in partnership with any other person and is not a member of any corporate or unincorporated body, undertaking or association.

17.2	The Company is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other person in any business.

17.3	The Company is not a party to any agency, distributorship, licence or management agreement or is a party to any contract or arrangement which restricts its freedom to carry on its business as currently carried on.

18.	Competition and trade regulation law

18.1	The Company is not nor has it been a party to any agreement or arrangement nor has it been engaged in any practice, which in whole or in part infringes or may be invalidated by any anti-trust, restrictive trade practice, fair trading or consumer protection laws or legislation in any jurisdiction in which the Company carries on business including Articles 81 or 82 of the EC Treaty or any subordinate regulations or directives, the Fair Trading Act 1973, Chapters I or II of the Competition Act 1998, the Enterprise Act 2002 or any secondary legislation made under any of them.

18.2	The Company has not:

(a)	given any assurances, undertakings or commitments to, or is subject to, any order of, or has received any request for information from or as far as the Warrantors are aware investigation by;

(b)	received, nor as far as the Warrantors are aware, is it likely to receive any process, notice or communication, formal or informal by or on behalf of;

(c)	been or is a party to, or is or has been concerned in, any agreement or arrangement in respect of which a request for guidance or an application for negative clearance and/or exemption has been made to the Office of Fair Trading, the Competition Commission, the Secretary of State, the European Commission or any other governmental or other authority, court, tribunal, department, board, body or agency of any country having jurisdiction in anti-trust or similar matters in relation to any business of the Company.

18.3	The Company has not received nor applied for any aid from any European Community member state or through any state resources in breach of Articles 87 and 88 of the Treaty of Rome.

18.4	The Company has not received, nor so far as the Warrantors are aware is it likely to receive any complaint or threat of complaint from any other person in relation to alleged infringements of any anti-trust, restrictive trade practice, fair trading or consumer protection laws or legislation in any jurisdiction in which the Company carries on business.

19.	Compliance with law

19.1	The Company has not committed nor is it liable for, and so far as the Warrantors are aware no claim has been or, will be made that it has committed or is liable for, any criminal, illegal or unlawful act imposed by or pursuant to Applicable Law or otherwise.

19.2	The Company has not received written notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any Governmental Authority in respect of its affairs and, so far as the Warrantors are aware, there are no circumstances which would give rise to such investigation, inquiry or request.

19.3	None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which it may be interested are valid.

19.4	As far as the Warrantors are aware, the Company is in compliance with the Applicable Laws applicable to its assets and its business and operations, including all Applicable Laws applicable to the Company’s relationship with its employees.

20.	Litigation and disputes

20.1	Except for actions to recover any debt incurred in the ordinary course of the business owed to the Company where each individual debt and its costs outstanding amounts to less than £1,000:

(a)	neither the Company nor any person for whose acts the Company may be liable is engaged in any litigation, arbitration, administrative or criminal proceedings, whether as claimant, respondent or otherwise;

(b)	no litigation, arbitration, administrative or criminal proceedings by or against the Company or any person for whose acts it may be liable are so far as the Warrantors are aware threatened or expected and, as far as the Warrantors are aware, none are pending;

(c)	as far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any person for whose acts it may be liable.

20.2	The Company is not subject to any order or judgment given by any court or Governmental Authority or has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor as far as the Warrantors are aware are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgment or to be a party to any such undertaking or assurance.

Assets

21.	Ownership and condition of assets

21.1	Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than the Real Property and current assets subsequently disposed of or realised in the ordinary course of business) is owned both legally and beneficially by the Company free from Encumbrances and any third party rights and, if capable of possession, is in its possession.

21.2	The Company has not acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.

21.3	The assets owned by the Company, together with all assets held under hire purchase, lease or rental agreements which are contained in the Disclosure Letter, comprise all assets necessary for the continuation of the business of the Company as it is currently carried on in all material respects.

22.	Charges and Encumbrances over assets

22.1	No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the Shares or the whole or any part of the undertaking or assets of the Company, including any investment in any other company, is outstanding and, apart from this Deed, there is no agreement or commitment to give or create any of them and no claim has been made by any person to be entitled to any of them.

22.2	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

22.3	The Company has not received written notice from any person intimating that it will enforce any security which it may hold over the assets of the Company, and there are no circumstances likely to give rise to such a notice.

23.	Intellectual Property

23.1	Complete and accurate details of all registerable Intellectual Property and copies of all licences and other agreements relating to it are contained in the Disclosure Letter.

23.2	All Intellectual Property is either:

(a)	in the sole legal and beneficial ownership of the Company free from all licences, charges or other encumbrances; or

(b)	the subject of binding and enforceable licences from third parties in favour of the Company:

(i)	of which no notice to terminate has been received;

(ii)	or, so far as the Warrantors are aware, all parties to which have fully complied with all obligations in those licences; and

(iii)	in relation to which no disputes have arisen or are foreseeable by the Warrantors;

and in either case nothing has been done or omitted to be done whether by the Company or as far as the Warrantors are aware by any person which would jeopardise the validity, enforceability or subsistence of any Intellectual Property or any such licences.

23.3	With regard to Intellectual Property which has been registered or is the subject of an application for registration, and is or will when duly registered be validly registered, binding and enforceable and:

(a)	in the case of registrations, all renewal fees have been paid and renewals made by their due date and all such action necessary to preserve and maintain the registration has been taken;

(b)	in the case of pending applications, the Warrantors are aware of no reason why any such applications should not proceed to grant;

(c)	(in the case of a patent application) the invention which is the subject matter of such application has not been used or published except experimentally prior to the date of the UK patent application and the true and first inventors thereof have no outstanding rights to compensation pursuant to the Patents Act 1977;

(d)	so far as the Warrantors are aware, none of the Intellectual Property is subject to any claim, application, opposition proceedings or attack by any other person; and

(e)	so far as the Warrantors are aware, none of the Intellectual Property is subject to any unauthorised use by any other person.

23.4	No licences, registered user or other rights have been granted or agreed to be granted by the Company to any person in respect of any Intellectual Property.

23.5	So far as the Warrantors are aware, the Company does not use any Intellectual Property in respect of which any third party has any right, title or interest.

23.6	The Intellectual Property that the Company purports to own or to have the right to use constitutes all the Intellectual Property required in connection with the conduct of the Company’s business as presently carried on.

23.7	So far as the Warrantors are aware, at no time during the past 6 years has there been any unauthorised use or infringement by any person of any Intellectual Property.

23.8	So far as the Warrantors are aware, none of the processes employed, or products or services dealt in, by the Company (i) infringes any rights of any third party relating to intellectual property; or (ii) makes the Company liable to pay a fee or royalty. No claims have been made or are pending or so far as the Warrantors are aware, threatened, in relation to any Intellectual Property against the Company.

23.9	So far as the Warrantors are aware, except in the ordinary course of business and on a confidential basis, no disclosure has been made of any of the confidential information, know how, technical processes, financial or trade secrets or customer or supplier lists of the Company.

23.10	Any names used by the Company other than its corporate name are contained in the Disclosure Letter and, so far as the Warrantors are aware, do not infringe the rights of any person.

23.11	The Company does not use any software products, materials or IT Systems which incorporate, contain or use in any manner (in whole or in part) any Open Source Materials.

23.12	The Company has not:

(a)	incorporated or combined Open Source Materials with the Intellectual Property; or

(b)	distributed or licensed Open Source Materials in conjunction with any Intellectual Property.

23.13	The IT Systems are either owned by or properly licensed by the Company and are the subject of valid and appropriate support and maintenance.

23.14	None of the BT Agreements restrict in any way the Company’s ability to use its rights in respect of its Intellectual Property for its business purposes consistent with past practices.

24.	Data Protection Act

24.1	The Company has complied in all respects with the provisions of the Data Protection Act 1984 (as amended, and where such provisions have not been superseded by the Data Protection Act 1998) and the Data Protection Act 1998 (“DPA”) and the principles contained in the DPA.

24.2	Insofar as personal data are subject to registration or notification:

(a)	the Company has at all times maintained full and accurate registration or notification under the DPA and has operated wholly within the terms of such registration or notification;

(b)	no disclosure has taken place outside the terms of the Company’s registration or notification.

24.3	The Company has not been served with a notice under sections 10, 11 or 12 of the Data Protection Act 1998.

24.4	The Company has not been served with any information or enforcement notice under the DPA nor are there any circumstances which might give rise to the Company being served with such a notice in the future.

Employment

25.	Directors and employees

25.1	Complete and accurate details of the terms and conditions of employment of all employees of the Company, including the date of commencement of their continuous period of employment and, so far as the Warrantors are aware, any arrangements or assurances (whether or not legally binding) in relation to their employment are Disclosed.

25.2	Complete and accurate details of the terms of engagement of all contractors, freelancers, casual workers and other similar persons engaged by the Company are Disclosed.

25.3	The Company has maintained up-to-date, adequate and suitable records regarding the service and terms and conditions of employment of each of its employees.

25.4	The Company has maintained up-to-date adequate and suitable records for the purposes of the Working Time Regulations and has complied with all other obligations to its workers (as “workers” is defined in Regulation 2 of the Working Time Regulations) and there are, as far as the Warrantors are aware, no claims capable of arising or pending or threatened by any officer or employee or former officer or employee or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations.

25.5	The Company is not a party to any consultancy agreement, any agreement for management services or any contract for services.

25.6	Since the Accounts Date there has been:

(a)	no material alteration in the terms of employment or any material change in the number of employees employed by the Company; or

(b)	no increase in the fees, remuneration or benefits paid or payable to the directors or Warrantors, in their capacity as employees of the Company, nor are any negotiations for any such increase current or planned by the Company to take place in the next 6 months; or

(c)	no increase in any fees, remuneration or benefits paid or payable to any employee of the Company which, individually or in aggregate, would be material to the Company, nor are any negotiations for any such increase current or planned by the Company to take place in the next 6 months; or

(d)	no increase in any fees, remuneration or benefits paid or payable to any consultants or contractors to the Company, nor are any negotiations for any such increase current or planned by the Company to take place in the next 6 months.

25.7	No officer or employee of the Company is remunerated on a profit-sharing, bonus or commission basis.

25.8	No amount is owing to any present or former officer or employee of the Company other than reimbursement for reasonable travel expenses incurred in the ordinary course of the Company’s business.

25.9	Save for the Scheme which has been Disclosed, there is no other share option or share incentive scheme in operation by or in relation to the Company for any of its officers or employees nor is the introduction of such a scheme proposed.

25.10	The Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees and there are no claims capable of arising or (so far as the Warrantors are aware) pending or threatened by any employee or third party in respect of any accident or injury which are not covered by insurance.

25.11	Save as provided for or taken into account in the Accounts or the Management Accounts since incorporation:

(a)	no claim or liability to make any payment of any kind to any person who is or has been an officer or employee has been received or incurred by the Company whether under the Employment Rights Act 1996, Sex Discrimination Act 1975, the Race Relations Act 1976 and the Disability Discrimination Act 1995 or otherwise; and

(b)	no gratuitous payment of a material amount individually or in aggregate has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former officer or employee.

25.12	No officer or employee of the Company has given notice or is under notice of dismissal within the last 3 months nor are there any service contracts between the Company and its officers or employees which cannot be terminated by the Company by 12 weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).

25.13	The Company has not, in contravention of the Act:

(a)	entered into any arrangement involving the acquisition of non-cash assets from or disposal to;

(b)	granted any loan or quasi-loan to or entered into any guarantee or credit transaction with; or

(c)	provided any security in connection with any loan, quasi-loan or credit transaction to or with any director or person connected with a director within the meaning of the Act.

26.	Industrial relations

26.1	The Company is not a party to any contract, agreement or arrangement with any trade union or other body or organisation representing any of its employees.

26.2	So far as the Warrantors are aware, the Company has in relation to its officers and employees and former officers and employees complied with all conditions of service, customs and practices and, where relevant, all collective agreements, recognition agreements, workforce agreements and relevant agreements for the time being.

26.3	Within the last 12 months, the Company has not:

(a)	given notice of any redundancies to the Secretary of State, started consultations with any appropriate representatives or failed to comply with any obligation under the provisions of Chapter II Trade Union and Labour Relations (Consolidation) Act 1992.

(b)	been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or has failed to comply with any duty to inform and consult any appropriate representatives under the Regulations save as Disclosed.

26.4	No dispute has arisen between the Company and a material number or category of its employees nor are there any present circumstances known to the Warrantors which are likely to give rise to any such dispute.

27.	Pensions

27.1	Save for the Pension Scheme, or each plan, scheme, agreement, arrangement, custom or practice disclosed there is not in operation by the Company and there has not, at any time, been in operation by the Company (and no proposal has been announced by the Company to enter into or establish) any plan, scheme, agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not approved by the Inland Revenue) for the payment of (or for the payment of any contribution towards), any pensions, allowances, lump sum or other like benefits payable on retirement, death, termination of employment or during periods of sickness or disablement, for the benefit of any of the employees (or ex-employees) or directors (or ex-directors) of the Company or for the benefit of the dependants of any such employees or directors of the Company.

27.2	In relation to the Pension Scheme or each plan, scheme, agreement, arrangement, custom or practice disclosed:

(a)	Full and accurate details:

(i)	of it (including, where appropriate, copies of the current governing documentation, any insurance policy, booklets and announcements, relevant details of all of the employees (or ex-employees) or directors (or ex-directors) of the Company who are members of it and the benefits they are entitled to under it;

(ii)	of the basis on which the Company and the employees who are members of it make, or are liable to make, contributions to it; and

(iii)	of any arrangements or assurances in respect of any compensation or payment (including without limitation any pension payments) to be made to any employee of the Company in the event of early retirement, redundancy or other termination of employment however arising (including but not limited to grounds of ill-health), however funded and whether or not legally binding)

are contained in the Disclosure Letter;

(b)	all contributions which are payable by the Company in respect of it and all contributions due from the employees as members of it have been duly made in accordance with all applicable laws or requirements;

(c)	it has been administered in all material respects in accordance with all applicable requirements of the Pension Schemes Act 1993, the Pensions Act 1995, and in accordance with the trusts, powers and provisions of such plans, schemes or arrangements and all other applicable laws, regulations and requirements of any competent government body or regulatory authority (including the requirements of Article 141 of the Treaty of Amsterdam);

(d)	no undertakings or assurances have been given to any of the employees of the Company as to the continuance, introduction, increase or improvement of any rights or entitlements in relation to pension, death, disability or retirement;

(e)	it is an exempt approved scheme (within the meaning of Chapter I Part XIV of ICTA) or a personal pension plan (within the meaning of Chapter IV Part XIV of ICTA) and nothing has been done or omitted to be done which will or may result in the cessation of such approval under ICTA and/or ITEPA;

(f)	all fees, charges and expenses arising from the Pension Scheme or each plan, scheme, arrangement, custom or practice disclosed due to be paid by the Company have been paid and where required are reflected in the Accounts or Management Accounts and no services have been rendered for which an account or invoice has not been delivered;

(g)	every person who has had a right to join, or apply to join, it has been properly advised of that right and no employee of the Company has been excluded from membership of it or from any of the benefits under it in contravention of Article 141 of the Treaty of Rome, section 62 Pensions Act 1995, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 1551/2000) or the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

(h)	all benefits (other than a refund of contributions with interest where appropriate, spouses’ death in service and ill health early retirement pensions) payable on the death of a member while in service, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company to which section 659B ICTA applies and all insurance premiums due have been paid and the Warrantor is not aware of any circumstances in which such insurance would be invalidated. Each member has been covered for that insurance at the insurance company’s usual rates and on its usual terms for persons in good health;

(i)	it provides only money purchase benefits as defined in section 181 Pensions Schemes Act 1993;

(j)	there has been no breach of the trusts of the Pension Scheme or of each plan, scheme, agreement, arrangement, custom or practice disclosed and no claim or complaint has been threatened or made or litigation commenced against the

Warrantor or the Company (or the trustees, administrators or principal employer of the Pension Scheme or of each plan, scheme, agreement, arrangement, custom or practice disclosed or any other person whom the Warrantor or the Company is liable to indemnify or compensate) in respect of any matter arising out of or in connection with the plan, scheme or arrangement and there are no circumstances which may give rise to any such claim or litigation;

(k)	no plan, proposal or intention to amend, discontinue in whole or in part or exercise any discretion in relation to the Pension Scheme or each plan, scheme, agreement, arrangement, custom or practice disclosed has been communicated to any member of it;

27.3	The Company has complied with all of its obligations relating to stakeholder pension schemes under the Welfare Reform and Pensions Act 1999, the Personal Pension Schemes (Payments by Employers) Regulations 2000 (SI 2000/2692), and the Financial Services and Markets Act 2000.

Properties

28.	Leases/Owned Property

The Disclosure Letter contains a list of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, or are leases, used or held for use by the Company (collectively, the “Real Property”). The Real Property listed in the Disclosure Letter constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. So far as the Warrantors are aware, there are no easements or other real property interests, other than those listed in the Disclosure Letter, that are required, or that have been asserted by a Governmental Authority to be required, or that have been asserted by a Governmental Authority to be required, to conduct the business and operations of the Company. The Company has made available to the Purchaser true and complete copies of all leases pertaining to the Real Property (including any and all amendments and other modifications of such leases). All Real Property (including the improvements thereon) (i) is in good condition and repair other than conditions that do not adversely affects its use by the Company and consistent with its present use, (ii) is available to the Company for immediate use in the conduct of its business and operations, and (iii) so far as the Warrantors are aware complies in all material respects with all applicable building or planning codes and in the regulations of any Governmental Authority have jurisdiction.

29.	Contamination

29.1	No Property is likely to be entered in any register introduced under the Environment Act 1995 or otherwise as land which may be contaminated or which may have been put to a contaminative use.

29.2	There is not on, in or under any of the Properties or any adjoining property any substance which could give rise to harm to human health or safety or damage to the Environment.

29.3	Each property formerly owned or occupied by the Company was free of such substances at the time it ceased to be owned or occupied by the Company.

Environment

30.	Other Environmental matters

30.1	The Company is not required to hold any Environmental Consents.

Schedule 4

(Limitations on liability)

1.	The liability of the Warrantors under the Warranties shall be reduced if and to the extent that the loss shall have been recovered under clause 8 or the Tax Covenant or pursuant to a claim arising in accordance with the covenant set out in section 4.1(m) of the Sale Agreement (and vice versa).

2.	The Warrantors shall not be liable for any Warranty Claim if, and to the extent that, it is Disclosed provided that nothing in the Disclosure Letter shall limit the Warrantors’ liability under the Tax Covenant or under the Indemnities.

3.	The Warrantors shall not be liable for a Claim unless:

(a)	the Warrantors’ Representative has received written notice from the Purchaser giving reasonable details of the Claim and, if practicable, the Purchaser’s estimate of the amount involved:

(i)	save with respect to those matters identified in sub-paragraphs 3(a)(ii) or (iii) or (iv) below, in the case of a Non-Tax Claim, not later than 31 March 2006; or

(ii)	in the case of any Claim arising in relation to paragraph 23 (Intellectual Property) of Schedule 3, Part 2, not later than 2 years from Completion; or

(iii)	in the case of any Claim arising in relation to paragraph 1 in Schedule 3, Part 1 (NVP Authority and Enforceability), and the following paragraphs of Schedule 3, Part 2, being paragraphs 1.1 (Capacity) and 6.1 (Accuracy and Adequacy of Information), not later than 3 years from Completion; or

(iv)	in the case of any Claim arising in relation to the following paragraphs of Schedule 3, Part 2 being paragraphs 2.9 (Events Since Incorporation), 29 (Contamination) and 30 (Environmental Matters), not later than 6 years from Completion; or

(v)	in the case of any Claim in relation to the Tax Warranties, six years from end of the accounting period in which Completion occurs.

(b)	save in relation to a contingent matter, in the case of a Non-Tax Claim a request for arbitration shall have been filed and served on the Warrantors Representative within 6 months after the date of notification pursuant to paragraph (a) above;

(c)	save as set out in paragraph 4 below, the amount of the Warranty Claim, when aggregated with all other Warranty Claims made on the same occasion or previously, is equal to or exceeds £200,000 (in which case the Warrantors shall be liable for the whole amount of all of the Warranty Claims and not simply the excess).

4.	The limitation set out in paragraph 3(c) of this Schedule 4 shall not apply in the case of paragraph of Schedule 3, Part 1 (NVP Authority and Enforceability), and the following paragraphs of Schedule 3, Part 2 being paragraphs 1.1 (Capacity), 6.1 (Accuracy and Adequacy of Information), 9 (Management Accounts) and 10 (Events Since the Accounts Date).

5.	Save as set out in paragraphs 6 and 7 of this Schedule 4, the aggregate liability of the Warrantors in respect of any Non-Tax Claims shall not exceed 15% of the Consideration, such amount to be calculated as at the date of Completion by valuing the Purchaser Common Stock at the Purchaser Common Stock Per Share Value and the Non-Qualified Redeemable Preferred Stock at Face Value and the Exchange Options in accordance with Clause 5.5.

6.	In the event of a Non-Tax Claim or Non-Tax Claims arising pursuant to paragraph 23 of Schedule 3, Part 2 (Intellectual Property), the aggregate liability of the Warrantors shall not exceed $11,100,000.

7.	In the event of a Claim arising under the Tax Warranties or pursuant to a Non-Tax Claim or Non-Tax Claims arising pursuant to paragraph 1 of Schedule 3, Part 1 (NVP Authority and Enforceability) and the following paragraphs of Schedule 3, Part 2 being paragraphs 1.1 (Capacity), 6.1 (Accuracy and Adequacy of Information), 2.9 (Events Since Incorporation), 29 (Contamination) and 30 (Environmental Matters), the aggregate liability of the Warrantors shall not exceed 80% of the Consideration, such amount to calculated as at the date of Completion by valuing the Purchaser Common Stock at the Purchaser Common Stock Per Share Value and the Non-Qualified Redeemable Preferred Stock at Face Value and the Exchange Options in accordance with clause 5.5.

8.	The Warrantors shall not be liable for any Claim:

(a)	if and to the extent that a liability arises or is increased as a result of any voluntary act or omission of the Purchaser (or any persons deriving title from it) or the Company after Completion done outside the ordinary course of business and other than:

(i)	pursuant to a legally binding obligation entered into by the Company before Completion; or

(ii)	in order to comply with any law.

(b)	to the extent that the same is specifically provided for in the Accounts; or, save in respect of a Claim under the Tax Covenant, in the Management Accounts;

(c)	which is a Non-Tax Claim, if and to the extent that the loss in respect of which the Non-Tax Claim is made is recovered under an insurance policy of the Company in force on the date of such loss save to the extent that such recovery results in an increase in insurance premiums;

(d)	to the extent that the Claim occurs wholly or the amount thereof is increased as a result of:

(i)	any change in the accounting principles or practices of the Purchaser introduced or having effect after the date of this Agreement other than a change which is necessary to comply with generally accepted accounting principles or practices in the United Kingdom applicable to the Company or with any relevant legislation; or

(ii)	any increase in the rates of taxation made after the date hereof which was not announced on or before the date of this Agreement; or

(iii)	any change in the accounting reference date of the Company.

9.	If the Warrantors make any payment to the Purchaser or the Company in relation to any Non-Tax Claim and the Purchaser or the Company subsequently receives from a third party any sum referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that Non-Tax Claim, the Purchaser shall, once it or the Company has received such sum or benefit, immediately repay or procure the repayment to the Warrantors of either:

(a)	the amount of such receipt (after deducting an amount equal to the reasonable costs of the Purchaser or the Company incurred in recovering such receipt and any Taxation payable on it); or if less;

(b)	the amount paid by the Warrantors,

together with any interest paid to the Purchaser or the Company in respect of such amount.

10.	Notwithstanding anything to the contrary set out in this Deed, the aggregate liability of a Warrantor in respect of any Warranty Claim, claim under the Indemnities and Claim under the Tax Covenant shall not in aggregate exceed 80% of the Consideration multiplied by the consideration received by that Warrantor and divided by the aggregate consideration of all Warrantors.

Schedule 5

Tax Schedule

Part 1 — Definitions and interpretation

1.	Definitions and interpretation

1.1	In this Deed, unless the context otherwise requires, the following words have the following meanings:

“CAA” means Capital Allowances Act 2001.

“Claim for Taxation” means any notice, demand, assessment, letter or other document issued or action taken by any Tax Authority or any person (including the Company) indicating that any person is or may be placed or sought to be placed under either a Liability to Taxation or a claim for Taxation to which paragraph 5 may apply.

“ICTA” means the Income and Corporation Taxes Act 1988.

“Liability to Taxation” means:

(c)	any liability to make a payment of or in respect of Taxation regardless of whether such Taxation is chargeable or attributable directly or primarily to the Company or to any other person;

(d)	the loss of any Relief which would (were it not for the loss) have been available to the Company and which has been treated as an asset in preparing the Accounts or taken into account in computing (and so reducing) or obviating any provision for deferred taxation which appears in the Accounts (or which, but for the availability or presumed availability of such Relief prior to its loss, would have appeared in the Accounts);

(e)	the setting off against any liability to Taxation or against Profits earned, accrued or received on or before Completion of any Relief which arises in respect of any period after Completion or in respect of any Transaction effected on or after Completion in circumstances where, but for the setting off, the Company would have had a liability to Taxation in respect of which the Purchaser (ignoring any limitations on liability contained herein) would have been able to make a claim against the Warrantors under the Covenant for Taxation;

(f)	any liability to make a payment by way of indemnity or damages, or any other payment pursuant to a contract or arrangement, in each case arising out of or in connection with Taxation;

(g)	and references to a Liability to Taxation shall include the settlement of a Claim for Taxation.

“Profits” means income, profits and gains, the value of any supply and any other consideration, value or receipt used or charged for Taxation purposes and references to “Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Taxation purposes.

“Purchaser’s Relief” means a Relief falling within the definition of Liability to Taxation.

“Relevant Claim or Surrender” means any claim or surrender to or by the Company of:

(h)	group relief under Chapter IV, Part X, ICTA.

(i)	advance corporation tax under Section 240, ICTA. or

(j)	a tax refund under Section 102, Finance Act 1989

(k)	or any group payment arrangement made pursuant to Section 36, Finance Act 1998.

“Relief” means any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against Profits or Taxation or any right to repayment of Taxation and references to the “loss of any Relief” include the loss, reduction, counteraction, disallowance, setting-off against Profits, crediting against a liability to make an actual payment of Taxation or failure to obtain a Relief and “lose” and “lost” shall be construed accordingly.

“Taxation” means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether of the United Kingdom or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance, relating thereto and “Tax” shall be construed accordingly provided that references to Taxation shall not extend to stamp duty or penalties or interest in respect thereof.

“Tax Authority” means any taxing or other authority, body or official competent to administer, impose or collect any Taxation.

“Tax Claim” means a claim by the Purchaser against the Warrantors under the Covenant for Taxation or that any of the Taxation Warranties is untrue or inaccurate in any respect or is misleading or, as the case may be, a claim by the Warrantors against the Purchaser under the covenant in paragraph 5.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TMA” means the Taxes Management Act 1970.

“Transaction” means any transaction, deed, act, event, omission, payment or receipt of whatever nature and whether actual or deemed for Tax purposes and references to “any Transaction effected on or before Completion” include the combined result of two or more Transactions, the first or any one of which shall have taken place or commenced (or be deemed to have taken place or commenced) on or before Completion.

“VATA” means the Value Added Tax Act 1994.

“Warrantor Associate” means any Warrantor or the Company and any other person with whom the Warrantors or the Company is either associated (within the meaning of section 417 ICTA) or connected (within the meaning of Section 839 ICTA).

1.2	In this Schedule:

(l)	a reference to a jurisdiction shall include any union, country, state, province, district or division of whatever nature which imposes or raises Taxation;

(m)	a reference to any law shall include any statute, law, regulation, notice, directive or similar provision relating to Taxation, whether of the United Kingdom or elsewhere;

(n)	references to specific parts of the law of the United Kingdom shall be taken to include a reference to the law of any other jurisdiction so far as the same may apply to the Company and may be similar to or have a similar purpose to the law of the United Kingdom to which reference is made; and

(o)	references to the VATA shall include all law relating to value added tax in the United Kingdom and any value added, turnover, sales, purchase or similar tax of any other jurisdiction and references to value added tax shall be construed accordingly.

Part 2 — Tax Warranties and Undertakings

2.	Tax Warranties

Events since the Accounts Date

2.1	Since the Accounts Date:

(a)	no transaction has occurred, either in circumstances where the consideration actually received or receivable (if any) was less than the consideration which could be deemed to have been received for Tax purposes or which will give rise to a Liability to Taxation on the Company calculated by reference to deemed as opposed to actual Profits;

(b)	no transaction has occurred which will result in the Company becoming liable to pay or bear a Liability to Taxation directly or primarily chargeable against or attributable to another person;

(c)	no disposal has taken place or other event occurred which will, or may have, the effect of crystallising a Liability to Taxation which would have been included in the provision for deferred taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

(d)	the Company has not been a party to any transaction for which any Tax clearance provided for by statute has been, or could have been, obtained; and

(e)	no accounting period or period of account by reference to which Taxation is measured of the Company has ended within the meaning of Section 12, ICTA (basis of, and periods for, assessment).

Records and compliance

2.2	The Company has duly complied with all requirements imposed on it by law and in particular:

(f)	the Company has paid all Taxation for which it is liable and made all withholdings and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has paid to the appropriate Tax Authority all amounts so withheld or deducted;

(g)	the Company will not be liable to pay any Tax the due date for payment of which will arise in the 30 days following Completion;

(h)	the Company has properly prepared and punctually submitted all notices, returns and applications for clearances or consents required for Tax purposes and provided complete and accurate information to any Tax Authority and all such notices, returns, applications and information remain complete and accurate and in compiling the same the Company has not taken the benefit of any doubt, such that the relevant Tax Authority may discover information of which it was not reasonably aware and thereby make an enquiry into or dispute the Tax affairs of the Company;

(i)	the Company has kept and maintained complete and accurate records, invoices and other documents and information of whatever nature appropriate or requisite for Tax purposes and has sufficient such records, invoices and other documents and information relating to past events to calculate its liability to Taxation or the relief from Taxation which would arise on any disposal or on the realisation of any assets owned at Completion;

(j)	there are no disputes, unsettled or outstanding assessments or appeals in respect of Taxation and the Company has not since incorporation been subject to any enquiry, investigation or other dispute with any Tax Authority and there are no circumstances which may give rise to such an enquiry or dispute;

(k)	the Company has not since incorporation been liable or will in respect of any Transaction occurring on or before Completion become liable to pay any interest, penalty, fine or sum of a similar nature in respect of Taxation nor, in relation to value added tax, has received any penalty liability notice, surcharge liability notice or other written notice or warning under the VATA; and

(l)	the Company has duly submitted all claims and elections which have been assumed to have been made for the purposes of the Accounts.

2.3	The Company has at all times been resident for Tax purposes in the United Kingdom and the Company has not during the past six years paid and is not liable to pay Tax in any other jurisdiction.

2.4	The Company has not since incorporation received any audit, visit or inspection from any Tax Authority and no such audit, visit or inspection to take place on or after Completion has been arranged or requested.

2.5	The amount of Tax chargeable on the Company or subject to withholding or deduction by the Company during any accounting period ending since incorporation has not to any material extent depended on any concession, agreement, dispensation or other formal or informal arrangement with any Tax Authority.

2.6	The Company is not liable to be assessed to Tax as agent for, or on account of, or otherwise on behalf of, any other person.

2.7	The Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax.

2.8	The Company is not liable to pay corporation tax by instalments pursuant to Section 59E, TMA, or any regulations made thereunder.

Employee shares

2.9	No shares or securities have been issued by the Company, and no options have been granted or issued in respect of such shares or securities, such that the Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions.

VAT

2.10	The Company:

(m)	is registered for the purpose of, and has complied in all respects with, the VATA and is not subject to any conditions imposed or agreed with any Tax Authority; and

(n)	is not, and has not within the last three years been a member of a group for value added tax purposes under Section 43, VATA (groups of companies).

2.11	The Company is not subject to The Value Added Tax (Payments on Account) Order 1993.

2.12	All supplies made by the Company are taxable supplies, and all input tax for which the Company has claimed credit has been paid by the Company, in respect of supplies made to it relating to goods or services used or to be used for the purpose of the business of the Company.

2.13	The Company has not been required to give security under paragraph 4, Schedule 11, VATA (power to require security and production of evidence).

2.14	The Company has not made, nor will prior to Completion make, any election to waive exemption under paragraph 2, Schedule 10, VATA (election to waive exemption).

2.15	The Disclosure Letter contains full details of all assets owned by the Company to which the provisions of Part XV, Value Added Tax Regulations 1995 (the Capital Goods Scheme) may apply, including the date of acquisition, the cost of the asset, the amount of the input tax for which credit has been claimed and the adjustment period relating to that asset.

2.16	The Company has not claimed credit for any input tax where the whole or any part of the consideration for the relevant supply remains outstanding for more than 6 months after the date of the invoice.

Customs duties

2.17	The Company has made all necessary returns in relation to the collection and payment of customs duties, excise duties and other Taxes having an equivalent effect and has provided to any relevant Tax Authority all necessary information, returns and documentation and paid all amounts due in relation to the same and within the prescribed time limits.

2.18	Details of all bonds, recognisance and guarantees given to any relevant Tax Authority, or of any duty deferment scheme or arrangement taken or claimed, by or in relation to the Company are set out in the Disclosure Letter.

Balance sheet values

2.19	No Liability to Taxation will arise or be incurred on a disposal by the Company of any of its assets for:

(o)	in the case of each asset owned at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; and

(p)	in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition.

2.20	The Company has not at any time in respect of any asset owned at the date hereof made, nor will prior to Completion make, any claim under Sections 152 to 158 (inclusive), TCGA (replacement of business assets) and there is no proposal or plan to make any such claim either in the claims and elections assumed to have been made for the purposes of the Accounts or otherwise.

Close company

2.21	The Company is not, nor has it at any time since incorporation been, either a close company within the meaning of Section 414, ICTA (close companies) or a close investment holding company for the purposes of Section 13A, ICTA (close investment-holding companies).

2.22	The Company has not at any time made any loan or advance or payment or given any consideration or effected any transaction falling within Sections 419 to 422 (inclusive), ICTA (loans to participators etc).

Group transactions

2.23	Since incorporation the Company has not:

(a)	been a member of a group of companies within the meaning of Section 170 TCGA (groups of companies);

(b)	acquired any asset from any other company which was at the time of acquisition a member of the same group of companies as that of which the Company was also a member; or

(c)	entered into any group payment arrangements in respect of corporation tax pursuant to Section 36, Finance Act 1998 (arrangements with respect to the payment of corporation tax).

2.24	No Liability to Taxation will be suffered by the Company in consequence of Completion or otherwise by virtue either of this Agreement or of the Company ceasing to be a member of a group of companies with any other company.

2.25	The Disclosure Letter gives full details of all Relevant Claims and Surrenders in respect of each accounting period of the Company ending since incorporation and there are no other arrangements or agreements made by the Company in respect thereof.

2.26	There are no circumstances by virtue of which Sections 410 or 413, ICTA (arrangements for transfer of company to another group or consortium) would prevent the Company being treated as a member of the same group of companies within Chapter IV, Part X, ICTA (special provisions) for any accounting period commencing on or before the date of this Agreement or Completion.

2.27	The Company has not claimed relief from stamp duty under section 42 Finance Act 1930 or section 76 Finance Act 1986 which is liable to be or could in any circumstances be withdrawn at any time on or after Completion.

2.28	The Company has not made, nor is proposing to make an election under any law whereby a Liability to Taxation that arises primarily upon another person, or by reference to Profits which are not earned, accrued or received by the Company, may fall upon the Company.

Deductible expenses

2.29	The Company has not since the Accounts Date made or provided and is not under any obligation currently or for the future to make any payment of an income or revenue nature which, or to provide a benefit the cost of which, will be prevented from being deductible for Tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income.

2.30	The accounting treatment adopted by the Company in its accounts in relation to any loan relationship as defined in Section 81, Finance Act 1996 (meaning of “loan relationships” etc.) will be treated as an authorised accounting method for the purposes of Section 85, Finance Act 1996 (authorised accounting methods).

2.31	The Company has not been a party to a loan relationship treated as being for an unallowable purpose within the meaning of Paragraph 13 Schedule 9, Finance Act 1996 (loan relationships for unallowable purposes).

Dividends and distributions

2.32	The Company has not at any time purchased, repaid or redeemed or agreed to purchase, repay or redeem its share capital, or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves, or otherwise issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Section 254, ICTA (interpretation of Part VI).

2.33	The Company has not at any time been a party to or otherwise involved in any transaction to which Sections 213 to 218 (inclusive), ICTA (exempt distributions etc.) applied.

Inheritance tax and gifts

2.34	No circumstances exist under which any power within Section 212, Inheritance Tax Act 1984 (powers to raise tax) could be exercised in relation to, and there is no Inland

Revenue charge (within the meaning of Section 237, Inheritance Tax Act 1984 (imposition of charge)) attaching to, or which may attach to any shares or securities in or over any assets of the Company.

2.35	The Company is not liable and there are no circumstances in existence as a result of which it may become liable to be assessed to Tax as donor or donee of any gift or transfer or transferee of value.

Anti-avoidance

2.36	The Company has not:

(a)	entered into, or been party to, any scheme or arrangement designed for the purpose of avoiding Taxation, such that a Liability to Taxation may arise after Completion as a result of or in consequence of such a scheme or arrangement; or

(b)	acquired or disposed of any asset, or entered into any Transaction whatsoever, otherwise than by way of a bargain at arms length.

2.37	The Company has complied in all respects with the requirements of Schedule 28AA,ICTA (provision not at arms length) and any law made pursuant or with respect thereto. The Company has not entered into or applied for an agreement with the Inland Revenue pursuant to Section 85, Finance Act 1999 (advance pricing agreements).

Losses and ACT

2.38	In the past three years prior to Completion there has been no major change in the nature or conduct of the trade of business carried on by the Company for the purposes of Section 245 (calculation etc. of ACT on change of ownership of company), Section 768 (change of ownership of company: disallowance of trading losses) Section 768A (change in ownership disallowance of carry back trading losses) or Section 768B, ICTA (change in ownership of investment company: deduction generally).

Liability for tax primarily due from another person

2.39	No Transaction has occurred in consequence of which the Company has or may incur a Liability to Taxation primarily chargeable against some other person (whether by reason of another company being or having been a member of the same group of companies or otherwise).

Capital Allowances

2.40	All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant or industrial buildings (in each case within the meaning of the CAA) has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing-down allowances under the CAA.

2.41	The value attributed in the Accounts to each asset or pool of assets is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such value or aggregate value no balancing charge would have arisen under any law relating to capital allowances.

2.42	All capital expenditure incurred by the Company on the provision of machinery or plant or industrial buildings (in each case within the meaning of the CAA) since the Accounts Date and all such capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances. Such allowances have been or will be made in taxing the trade of the Company.

2.43	Since the Accounts Date the Company has not done or omitted to do or agreed to do or permitted to be done any act as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge or be subject to recovery of excess relief or a withdrawal of allowances for the purpose of the CAA.

Breach of Covenant for Taxation

2.44	So far as the Warrantors are aware, there are no facts or circumstances in existence at the date of this Agreement such that a claim will or may arise to the Purchaser under the Covenant for Taxation on or after Completion.

3.	Stamp duty

3.1	The Warrantors severally covenant and undertake to the Purchaser that:

(a)	all documents which are required to be stamped or in respect of which any form of Taxation is due and which are in the possession of the Company, or by virtue of which the Company has any right, have been duly and sufficiently stamped or the Taxation on such documents has been paid, and

(b)	no such document has been executed and retained outside the United Kingdom in circumstances in which a liability to stamp duty or Taxation would arise if such document were to be brought into the United Kingdom.

3.2	The covenant and undertaking given pursuant to this paragraph 3 is separate and distinct from the Warranties and the Covenant for Taxation and, in the event of any breach of such covenant and undertaking, the Purchaser shall be entitled to procure that the relevant document is stamped, or the Taxation paid, together with any interest, penalty, fine or similar charge in respect thereof, and the Purchaser shall be entitled to claim the liability, costs and other expenses thereby incurred from the Warrantors by way of liquidated damages for breach of the covenant and undertaking.

3.3	There has been no transaction under which a liability to Stamp Duty Land Tax has or may be incurred.

Part 3 — Covenants to and from the Purchaser

4.	Covenant for Taxation

4.1	The Warrantors severally shall pay to the Purchaser an amount equal to any Liability to Taxation of the Company:

(a)	arising directly or indirectly from any Transaction effected on or before Completion;

(b)	in respect of, or by reference to, any Profits earned, accrued or received on or before Completion;

(c)	which would not have arisen but for the failure by any person who is or has been a Vendor Associate to discharge a Liability to Taxation which falls upon such Vendor Associate:

(i)	arising directly or indirectly from any Transaction effected or deemed to have been effected at any time by such Vendor Associate; or

(ii)	in respect of any Profits earned, accrued or received at any time by such Vendor Associate,

and none of the limitations on liability or other exclusions provided for by paragraph 6 below or any other provision of this Agreement shall apply to this sub-paragraph;

(d)	which arises on or with respect to any income, emoluments or other payment or sum (whether in cash or in kind) paid or payable at any time, benefits given or to be given at any time or loans or advances made or to be made at any time (or which are deemed for tax purposes to be made) to the Warrantors or any Vendor Associate;

(e)	in respect of the liability of the Company:

(i)	to repay in whole or part any payment for any Relevant Claim or Surrender in respect of any period commencing prior to Completion; or

(ii)	to make a payment for any Relevant Claim or Surrender to any Vendor Associate in respect of any period commencing prior to Completion;

(f)	arising in respect of the failure of the Company to receive any payment for any Relevant Claim or Surrender (other than from any other Group Company) shown as an asset in the Accounts; or

(g)	which arises as a result of a challenge by a Tax Authority to the level of amortisation of goodwill or intellectual properties held by the Company or to the rate of interest applicable to the Loan Agreement.

together with all costs and expenses reasonably and properly incurred by the Purchaser or the Company in connection with any such Liability to Taxation or Claim for Taxation or in bringing any claim or defending any action under the provisions of this Schedule.

4.2	Where the Warrantors become liable to make any payment under the Covenant for Taxation, the due date for the making of that payment shall be:

(h)	in a case that involves an actual payment of Taxation by the Company, the date that is the last date on which the Company is liable to pay to the appropriate Tax Authority the Taxation in question in order to avoid incurring a liability to interest or penalties or, if later, five days following a written demand from the Purchaser;

(i)	in the case of the loss of any Relief, the date falling five days following the date when the Warrantors have been notified by the Purchaser that the auditors for the time being of the Company have certified, at the request of the Purchaser, that the Warrantors have a liability for a determinable amount in respect of the loss of such Relief under the Covenant for Taxation; or

(j)	in any other case, the date falling five days following the date on which the Warrantors receive a written demand for such amount from the Purchaser.

4.3	In a case of a loss of any Relief, the amount that is to be treated under the Covenant for Taxation as a Liability to Taxation shall:

(a)	be the amount of that Relief, if the Relief that was the subject of the loss was either a deduction from or offset against Taxation or a right to a repayment of Taxation;

(b)	be the amount of Taxation which has been saved in consequence of the setting off where the Relief that was the subject of the loss was a deduction from or offset against gross Profits, and the Relief was the subject of a setting off; and

(c)	in any other case where the Relief that was the subject of the loss was a deduction from or offset against gross Profits, be the amount of Taxation which would, on the basis of the rates of Taxation current at the date of the loss, have been saved but for the loss.

4.4	If, in respect of or in connection with any Claim, or otherwise in connection with any payment made hereunder, any amount payable to the Purchaser by the Warrantors is subject to Taxation (ignoring the availability of any Relief), the amount to be paid to the Purchaser by the Warrantors shall be increased by such additional amount as will ensure that the net amount received by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchaser had the amount not been subject to Taxation and the Purchaser shall be entitled to claim any additional amount due hereunder at any time and on any number of occasions at or after the time that the initial Claim is made or is payable and any limitation as to time or quantum contained in this Agreement shall not apply to the claim for any such additional amount.

5.	Covenant to Warrantors

5.1	The Purchaser hereby covenants with the Warrantors to pay to the Warrantors an amount equal to any Taxation which is assessed on the Warrantors or on any Vendor Associate pursuant to either section 767A or section 767AA, ICTA by reason of Taxation assessed on or primarily or directly attributable to the Purchaser, any member of the Purchaser’s group or the Company for any accounting period remaining unpaid provided that this covenant shall not apply to any Taxation in respect of which the Purchaser is entitled to bring a Tax Claim against the Warrantors or would have been so entitled but for paragraphs 6 (Limitations), 7 (Repayment) and 8 (Over-provision and Reliefs) below or schedule 4 of this Deed (Limitations).

5.2	The Warrantors hereby covenant that it shall make no claim under paragraph 5.1 above to the extent that it has recovered the Taxation in question under section 767B(2), ICTA and that to the extent that it recovers any amount under paragraph 5.1 it shall not seek to recover payment under section 767B(2).

5.3	The provisions of paragraphs 4.2 (date of payment), 4.4 (grossing up), 7 (Repayment) and 9 (Claims Procedure) shall apply to this covenant as if references to the “Purchaser” were to the “Warrantors” (and vice versa), references to the “the Company” were also to the “Warrantors” and references to “Covenant for Taxation” were to the “covenant under paragraph 5”.

Part 4 — Limitations and general

6.	Limitations on liability

6.1	The liability of the Warrantors under the Covenant for Taxation shall be reduced if and to the extent that the Liability to Taxation shall have been recovered under the Warranties or under any other part of the Covenant for Taxation (and vice versa).

6.2	The Warrantors shall not be liable to the Purchaser for a Tax Claim in respect of any Liability to Taxation:

(a)	to the extent that provision or reserve in respect of that Liability to Taxation was included in the Accounts;

(b)	to the extent that the Liability to Taxation arises or is increased as a result only of:

(i)	any increase in rates of Taxation;

(ii)	any change in law or in the published practice thereof;

(iii)	any change in the bases upon which the Accounts of the Company are prepared or any change in accounting practice or principles except in either case in order to comply with generally accepted accounting principles; or

(iv)	any change in the date to which the Company makes up its Accounts,

made in any such case after Completion with retrospective effect.

6.3	The Warrantors shall not be liable to the Purchaser under the Covenant for Taxation in respect of a Liability to Taxation:

(a)	to the extent that such Liability to Taxation is:

(i)	upon income, profits or gains which were actually earned, accrued or received by the Company; or

(ii)	upon any Transaction carried out by the Company,

in each case since the Accounts Date in the ordinary and normal course of the business of the Company provided that any failure to comply with any requirement imposed on it by law shall not for the purposes of this paragraph be within the ordinary and normal course of the business of the Company;

(b)	to the extent that there is available to the Company to relieve or mitigate such Liability to Taxation any Relief which is not a Purchaser’s Relief;

(c)	to the extent that such Liability to Taxation would not have arisen but for a voluntary act or omission carried out or effected by the Company at any time after Completion, other than any act or omission carried out or effected:

(i)	under a legally binding commitment created on or before Completion;

(ii)	in order to comply with any law or in order to comply with generally accepted accounting principles;

(iii)	in the ordinary and normal course of the business carried on by the Company; or

(iv)	at the request of or with the consent of any of the Warrantors;

(d)	to the extent that such Liability to Taxation can be properly and fully discharged out of monies deducted for the purpose from sums payable or paid by the Company;

(e)	to the extent that such Liability to Taxation would not have arisen or would have been reduced but for a failure or omission on the part of the Group Company concerned after Completion to make any claim or election, the making or claiming of which was taken into account in computing the provision or reserve for Taxation in the Accounts but only to the extent that the relevant claim or election was identified in a disclosure specifically made against the Tax Warranty in paragraph 2 of this schedule.

6.4	None of the limitations on liability or other exclusions provided for by this paragraph 6 or any other provision of this Agreement shall apply where the Company, or any director thereof, is guilty of fraudulent conduct in relation to the Liability to Taxation concerned, or where the facts or circumstances giving rise to such Liability to Taxation constituted a breach of any of the Warranties contained in this Agreement and the Warrantors (or any of them) knowing of the same to be in breach failed to make full and fair disclosure thereof in the Disclosure Letter.

7.	Repayment

If the Warrantors shall make any payment to the Purchaser in relation to any Tax Claim and the Purchaser or the Company subsequently receives from any Tax Authority or any person any amount referable to the subject matter of that Tax Claim, the Purchaser shall, once it or the Company has received such amount, repay (after deducting the costs and expenses of the Purchaser incurred in recovering such amount and any Taxation payable on it or on any interest) to the Warrantors’ Representative for distribution to the Warrantors either:

(a)	a sum equal to such amount; or

(b)	if lesser a sum equal to the Tax Claim paid by the Warrantors to the Purchaser,

together with any interest paid to the Purchaser or the Company in respect of such sum.

8.	Over-provision and Reliefs

8.1	If the auditors for the time being of the Company shall certify (at the request and expense of the Warrantors) that any provision for Taxation in the Accounts (excluding any provision for deferred taxation) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 8.3 below.

8.2	If the auditors for the time being of the Company shall certify (at the request and expense of the Warrantors) that any Liability to Taxation which has resulted in a payment having been made or becoming due from the Warrantors under the Covenant for Taxation will give rise to a Relief for the Company (other than a Purchaser’s Relief) which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Tax (other than a liability for which the Purchaser would be entitled to bring a Tax Claim), the amount of that reduction shall be dealt with in accordance with paragraph 8.3 below.

8.3	Where it is provided under paragraphs 8.1 or 8.2 that any amount (the “relevant amount”) is to be dealt with in accordance with this sub-clause:

(a)	the relevant amount shall first be set-off against any payment then due from the Warrantors under the Covenant for Taxation;

(b)	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment made by the Warrantors under the Covenant for Taxation (to the extent not previously refunded under this paragraph 8) up to the amount of such excess; and

(c)	to the extent that the excess referred to in paragraph 8.3(b) above is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under the Covenant for Taxation.

8.4	Where any certification referred to in paragraphs 8.1 or 8.2 has been made, the Warrantors or the Purchaser or the Company may request the auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether the certified amount should be amended.

8.5	If the auditors certify under paragraph 8.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 8.3 as the relevant amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required shall be made as soon as practicable by the Warrantors or (as the case may be) to the Warrantors to give effect to the revised certification.

9.	Claims Procedure

9.1	Upon the Purchaser or the Company becoming aware of a Claim for Taxation which may result in a Tax Claim the Purchaser shall:

(a)	as soon as reasonably practicable (but not as a condition precedent to the making of a Tax Claim) give written notice of that Claim for Taxation to the Warrantors’ Representative or, as the case may be, shall procure that the Company forthwith give written notice of that Claim for Taxation to the Warrantors’ Representative,

(b)	subject always to the terms of this paragraph 9 and the Warrantors agreeing to indemnify and secure the Purchaser and/or the Company to its reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred, further procure that the Company take such action and give such information and assistance in connection with the affairs of the Company as the Warrantors’ Representative may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim for Taxation; and

(c)	procure that the Warrantors’ Representative is promptly provided with copies of any correspondence with the Tax Authority.

9.2	The Purchaser shall not be obliged to procure that the Company appeals against any tax assessment if, the Warrantors’ Representative having been given written notice of the receipt of that Claim for Taxation in accordance with paragraph 9.1 above, the Company has not within 21 days (or, if there is a statutory time limit of not more than 30 days, within 14 days) thereafter received instructions in writing from the Warrantors’ Representative, in accordance with the preceding provisions of this paragraph 9, to make that appeal.

9.3	The Purchaser shall not be obliged to procure that the Company take any action under paragraph 9.1 above which involves contesting any matter with any Tax Authority (excluding the authority or body demanding the Tax in question) or any court or tribunal unless the Warrantors’ Representative furnishes the Company with the written opinion of leading tax counsel to the effect that the appeal in question will, on the balance of probabilities, succeed. Such tax counsel shall be instructed by the Warrantors and at the Warrantors’ expense but the Warrantors’ Representative shall promptly provide the Purchaser with a copy of such instructions and give the Purchaser or its representative a reasonable opportunity to attend any conference with Counsel.

9.4	The Purchaser shall not be required to take any action or procure that the Company take any action under this paragraph 9 if it reasonably determines that such action would have an adverse effect on the amount of tax payable by the Purchaser or the Company in respect of a period after Completion.

10.	Tax Returns:

10.1	The Warrantors or their duly authorised agent shall at the Warrantors’ sole expense prepare the corporation tax returns of the Company for the accounting period ended on the Accounts Date to the extent that they have not been prepared prior to Completion.

10.2	The Purchaser shall procure that the Company shall cause the tax returns mentioned in paragraph 10.1 above to be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Warrantors’

Representative shall reasonably agree provided that the Purchaser shall not be obliged to procure that the Company takes any such action as is mentioned in this paragraph 10 in relation to any tax return that is not true and accurate in all material respects.

10.3	The Warrantors or their duly authorised agent shall at the Warrantors’ sole expense prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of the Company for all accounting periods ended on or prior to the Accounts Date and the Warrantors’ Representative shall provide the Purchaser with copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from the Inland Revenue. The Warrantors’ Representative shall give the Purchaser a reasonable opportunity to comment on such correspondence prior to submission and shall take account of the Purchaser’s reasonable comments. The Purchaser shall upon reasonable notice (having regard to the circumstances) being given by the Warrantors’ Representative procure that the Company shall afford such access to its books, accounts and records and personnel as is necessary and reasonable to enable the Warrantors or their duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Warrantors’ rights under this paragraph 10.

10.4	The provisions of paragraph 10.3 shall be without prejudice to the rights of the Company in relation to any audit or any enquiry resulting therefrom and if the Purchaser shall at any time become aware of a Claim for Taxation which may result in a Tax Claim, the Purchaser may at any time thereafter by notice in writing to the Warrantors require that the provisions of paragraph 10.3 shall lapse, in which case the provisions of paragraph 9 (Claims Procedure) shall come into operation in accordance with its terms.

11.	Election

11.1	Each Warrantor shall, if so requested by the Purchaser or the Company, enter into an election under the provisions of section 431 of the Income Tax (Earnings and Pensions) Act 2003 (“the Act”) in a form approved by the Board of the Inland Revenue in respect of any shares acquired by them under this Agreement for full disapplication of Chapter 2 of Part 7 of the Act.

11.2	Each Vendor and the Purchaser agrees to assist and co-operate as necessary to ensure that any election made pursuant to paragraph 11.1 above is effective.

Schedule 6

(Pension Indemnity)

“Regulations” means the Transfer of Undertakings (Protection of Employees) Regulations 1981.

1.	The Warrantors will indemnify and keep indemnified the Purchaser Indemnified Parties, against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands which the Purchaser Indemnified Parties do sustain, incur or pay arising out of any claim by or in respect of any employee (or ex-employee) or director (or ex-director) of the Company based directly on any actual failure or alleged failure by the Company to provide any benefits other than old age, invalidity or survivors’ benefits (as referred to in Regulation 7(2) of the Regulations) to which such employees (or ex-employees) or directors (or ex-directors) had a contractual entitlement, or claimed to have had a contractual entitlement, prior to a transfer to the Company to which the Regulations applied, but only to the extent that any such claim relates to a period or periods of service prior to Completion.

2.	The Purchaser will indemnify and keep indemnified the Warrantors against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands which the Warrantors sustain, incur or pay arising out of any claim by or in respect of any employee (or ex-employee) or director (or ex-director) of the Company based directly on any actual failure or alleged failure by the Company to provide any benefits other than old age, invalidity or survivors’ benefits (as referred to in Regulation 7(2) of the Regulations) to which such employees (or ex-employees) or directors (or ex-directors) had a contractual entitlement, or claimed to have had a contractual entitlement, prior to a transfer to the Company to which the Regulations applied, but only to the extent that any such claim relates to a period or periods of service after Completion.

3.	The Purchaser shall, as soon as reasonably practicable, notify the Warrantors of any liability under clause 1 (the “Warrantors’ Covered Liability”) of which it becomes aware and shall provide the Warrantors Representative, at the Warrantors expense, reasonable access to such relevant documents and records as is necessary to enable the Warrantors’ Covered Liability to be considered by the Warrantors.

4.	The Warrantors shall, as soon as reasonably practicable, notify the Purchaser of any liability under clause 2 (the “ Purchaser’s Covered Liability”) of which it becomes aware and shall provide the Purchaser, at the Purchaser’s expense, reasonable access to such relevant documents and records as is necessary to enable the Purchaser’s Covered Liability to be considered by the Purchaser.

5.	Clause 1 shall not apply where the Purchaser exercises any discretion to consent to early retirement in respect of any employee or director unless required to exercise such discretion by law or if the Warrantors’ Representative has given its prior written consent to such early retirement, such consent not to be unreasonably withheld or delayed.

IN WITNESS whereof this Deed has been executed by the parties the day and year first before written.

Executed as a Deed by		)
Martin Knestrick		)	/s/ Martin Knestrick
in the presence of:		)

Signature of witness:	/s/ John Martyn

Name:	John Martyn

Address:	[Illegible]

Occupation:	Finance Director

Executed as a Deed by		)
Kenneth Colby		)	/s/ Kenneth Colby
in the presence of:		)

Signature of witness:	/s/ Martin Knestrick

Name:	Martin Knestrick

Address:	124 Red Hill Circle Tiburon, CA 94920 USA

Occupation:

Executed as a Deed by		)
Stuart Potchinsky		)	/s/ Stuart Potchinsky
in the presence of:		)

Signature of witness:	/s/ Martin Knestrick

Name:	Martin Knestrick

Address:	124 Red Hill Circle Tiburon, CA 94920 USA

Occupation:

Executed as a Deed by		)
Pol Sweeney		)	/s/ Pol Sweeney
in the presence of:		)

Signature of witness:	/s/ Martin Knestrick

Name:	Martin Knestrick

Address:	124 Red Hill Circle Tiburon, CA 94920 USA

Occupation:

Executed as a Deed by		)
Simon Joles		)	/s/ Simon Joles
in the presence of:		)

Signature of witness:	/s/ Martin Knestrick

Name:	Martin Knestrick

Address:	124 Red Hill Circle Tiburon, CA 94920 USA

Occupation:

Executed as a Deed by		)
Cristian Parrino		)	/s/ Cristian Parrino
in the presence of:		)

Signature of witness:	/s/ Martin Knestrick

Name:	Martin Knestrick

Address:	124 Red Hill Circle Tiburon, CA 94920 USA

Occupation:

Executed as a Deed (but not		)
delivered until the date		)
appearing at the head of		)	/s/ Krish Panu
page 1) by @Road, Inc.		)
acting by:	/s/ Michael Johnson	)

President

Executed as a Deed by		)
NV Partners III – BT LP		)	/s/ Andrew Garman
by NVPG LLC its general partner		)
acting by Andrew Garman,		)
in the presence of:

Signature of witness:	/s/ Dror Futter		Managing Member

Name:	Dror Futter

Address:	720 Downing St. Teaneck, NJ 07666

Occupation:	Attorney

Executed as a Deed by		)
NVPG LLC in its capacity as		)
Warrantors’ Representative		)	/s/ Andrew Garman
acting by Andrew Garman		)
in the presence of:		)

Signature of witness:	/s/ Dror Futter		Managing Member

Name:	Dror Futter

Address:	720 Downing St. Teaneck, NJ 07666

Occupation:	Attorney